The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to 424(b)(5)
Registration File No. 333-169320

SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 20, 2010)

6,000,000 Shares
Navios Maritime Acquisition Corporation
Common Stock
$      per share

We are selling 6,000,000 shares of our common stock. We are a Marshall Islands corporation.

We have granted the underwriters an option for 30 days to purchase up to 900,000 additional shares of common stock to cover over-allotments.

Our common stock is listed on the New York Stock Exchange under the symbol “NNA.” The last reported sale price of our common stock on the New York Stock Exchange on November 12, 2010 was $5.80 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and page 7 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to us (before expenses)	$	$

The underwriters expect to deliver the common stock to purchasers on or about November      , 2010 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citi	Wells Fargo Securities

Manager

S. Goldman Advisors LLC

November   , 2010

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. Generally, when we refer to the “prospectus,” we refer to both parts combined. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus or any “free writing prospectus” we may authorize to be delivered to you. We have not and the underwriters have not authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus or any “free writing prospectus” we may authorize to be delivered to you, as well as the information we previously filed with the Securities and Exchange Commission, or SEC, that is incorporated by reference herein, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

We are offering to sell the common stock, and are seeking offers to buy the common stock, only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form F-3 regarding the securities covered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the securities offered in this prospectus, you may wish to review the full registration statement, including its exhibits. In addition, we file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the Internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, are required to file with the SEC annual reports on Form 20-F and provide to the SEC other material information on Form 6-K. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC’s website as provided above. As a foreign private issuer we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our directors and principal unitholders and the executive officers of our general partner are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we furnish or make available to our unitholders annual reports containing our audited consolidated financial statements prepared in accordance with U.S. GAAP and make available to our unitholders quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

We make our periodic reports as well as other information filed with or furnished to the SEC available, free of charge, through our website, at www.navios-acquisition.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, automatically will update information previously filed with the SEC, and may replace information in this prospectus.

We incorporate by reference into this prospectus the documents listed below:

•	Annual Report on Form 20-F for the year ended December 31, 2009 filed on January 29, 2010;

•	Report on Form 6-K filed on April 8, 2010;

•	Report on Form 6-K filed on April 12, 2010;

•	Report on Form 6-K filed on April 26, 2010;

•	Report on Form 6-K filed on May 4, 2010;

S-ii

•	Report on Form 6-K filed on May 24, 2010;

•	Report on Form 6-K filed on May 27, 2010;

•	Report on Form 6-K filed on June 4, 2010;

•	Report on Form 6-K filed on July 21, 2010;

•	Report on Form 6-K filed on July 22, 2010;

•	Report on Form 6-K filed on July 26, 2010;

•	Report on Form 6-K filed on July 27, 2010;

•	Report on Form 6-K filed on July 29, 2010;

•	Report on Form 6-K filed on August 6, 2010;

•	Report on Form 6-K filed on August 24, 2010;

•	Report on Form 6-K filed on September 2, 2010;

•	Report on Form 6-K filed on September 8, 2010;

•	Report on Form 6-K filed on September 10, 2010;

•	Report on Form 6-K filed on September 15, 2010;

•	Report on Form 6-K filed on September 21, 2010;

•	Report on Form 6-K filed on October 13, 2010;

•	Report on Form 6-K filed on October 26, 2010;

•	Report on Form 6-K filed on November 8, 2010;

•	Report on Form 6-K filed on November 9, 2010;

•	Report on Form 6-K filed on November 10, 2010;

•	Report on Form 6-K filed on November 12, 2010;

•	Report on Form 6-K filed on November 15, 2010;

•	The description of our common stock contained in our Form 8-A filed on June 19, 2008; and

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus and prior to the termination of this offering only to the extent that we expressly state in such reports that they are being incorporated by reference into the Registration Statement of which this prospectus is a part.

These reports contain important information about us, our financial condition and our results of operations.

S-iii

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through its public reference facilities or its website at the addresses provided above. You also may request a copy of any document incorporated by reference in this prospectus (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost by visiting our internet website at www.navios-acquisition.com or by writing or calling us at the following address:

Vasiliki (Villy) Papaefthymiou
Secretary
Navios Maritime Acquisition Corporation
85 Akti Miaouli Street
Piraeus, Greece 185 38
(011) +30 210 459 5000

You should rely only on the information incorporated by reference or provided in this prospectus. We have not and the underwriters have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document. The information contained in our website is not incorporated by reference into this prospectus and should not be considered as part of this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains our trademarks, service marks and trade names, including our proprietary logos and the domain name for our website, and also contains the trademarks, service marks and trade names of other companies.

S-iv

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements under the captions “Prospectus Supplement Summary” and “Risk Factors” and elsewhere in this prospectus constitute “forward-looking statements.” These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our business, our plans, objectives of management for future operations, our industry, and our beliefs and assumptions. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the shipping industry, changes in our operating expenses, including bunker prices, drydocking and insurance costs, statements about the acquisition of our vessels to be delivered in the future, statements about our charter policy and industry outlook, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described in this prospectus and from time to time in the reports we file with the SEC. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. For purposes of the information contained in this prospectus, when we state that a risk, uncertainty or problem may, could or would have “a material adverse effect on our business” or words to that effect, we mean that the risk, uncertainty or problem may, could or would have a “material adverse effect on the business, results of operations, financial condition, cash flow or prospects of our company.”

In addition to the factors and matters described in this prospectus, including under “Risk Factors,” important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	our ability to maintain or develop new and existing customer relationships, including our ability to enter into charters for our vessels;

•	our ability to successfully grow our business and our capacity to manage our expanding business;

•	our future operating and financial results, including the amount of fixed hire and profit share that we may receive;

•	our ability to identify and consummate desirable acquisitions, joint ventures or strategic alliances, business strategy, areas of possible expansion, and expected capital expenditure or operating expenses;

•	tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;

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•	our ability to take delivery of, integrate into our fleet, and employ the newbuildings we have on firm order or any newbuildings we may order in the future and the ability of shipyards to deliver vessels on a timely basis;

•	the aging of our vessels and resultant increases in operation and drydocking costs;

•	the ability of our vessels to pass classification inspection and vetting inspections by oil majors;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;

•	our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all;

•	changes to governmental rules and regulations or action taken by regulatory authorities and the expected costs thereof;

•	potential liability from litigation and our vessel operations, including discharge of pollutants;

•	changes in general economic and business conditions;

•	general domestic and international political conditions, including wars, acts of piracy and terrorism;

•	changes in production of or demand for oil and petroleum products, either globally or in particular regions;

•	changes in the standard of service or the ability of our technical managers to be approved as required; and

•	future sales of our common stock in the public market.

You should read this prospectus completely with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere in this prospectus and the documents incorporated by reference herein and does not contain all of the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the “Risk Factors” for more information about important risks that you should consider before buying our common stock. Unless otherwise specifically stated, the information presented in this prospectus supplement assumes the underwriters have not exercised their over-allotment option. Unless otherwise specified or unless the context otherwise requires, in this prospectus, references to “the Company,” “Navios Acquisition,” “we,” “our” and “us,” refer to Navios Maritime Acquisition Corporation and its subsidiaries. References to “Navios Partners” are to Navios Maritime Partners L.P. References to “Navios Holdings” are to Navios Maritime Holdings Inc.

Business Overview

Navios Acquisition owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. Our strategy is to charter our vessels to international oil companies, refiners and large vessel operators under long, medium and short-term charters. We are committed to providing quality transportation services and developing and maintaining long-term relationships with our customers. We believe that the Navios brand will allow us to take advantage of increasing global environmental concerns that have created a demand in the petroleum products/crude oil seaborne transportation industry for vessels and operators that are able to conform to the stringent environmental standards currently being imposed throughout the world.

Our current fleet consists of a total of 22 double-hulled tanker vessels, aggregating approximately 2.9 million deadweight tons or dwt. The fleet includes seven very large crude carrier (“VLCC”) tankers (over 200,000 dwt per ship), which transport crude oil, and six Long Range 1 (“LR1”) product tankers (50,000-79,999 dwt per ship), seven Medium Range 2 (“MR2”) product tankers (30,000-49,999 dwt per ship) and two chemical tankers (25,000 dwt per ship), which transport refined petroleum products and bulk liquid chemicals. Of the 22 vessels in our current fleet, we have taken delivery of six VLCC tankers, two LR1 tankers and one chemical tanker. We expect to take delivery of the other chemical tanker by the end of this year, three vessels in 2011 and nine vessels in 2012. We also have options to acquire two additional product tankers. All the vessels that we have taken delivery of, as well as one that we will take delivery of in the second quarter of 2011, are currently chartered-out to high-quality counterparties, including Formosa Petrochemical Corporation, Sinochem Group, SK Shipping, DOSCO (a wholly owned subsidiary of COSCO) or their affiliates, with an average remaining charter period of approximately 6.6 years. As of November 11, 2010, we have charters covering 95.6% of available days in 2010, 81.3% of available days in 2011, 57.4% of available days in 2012 and 36.3% of available days in 2013, based on the estimated scheduled delivery dates for vessels under construction.

Our principal focus is the transportation of crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals. We will seek to establish a leadership position by leveraging the established expertise and reputation of Navios Holdings for maintaining high standards of performance, risk management, reliability and safety. Navios Holdings has a long track record in the drybulk shipping and logistics industries and has developed strong relationships with charterers, financing sources and shipping industry participants. We believe that our modern fleet and the Navios brand name should allow us to charter-out our vessels for long periods of time and to high-quality counterparties. In addition, by leveraging the managerial support and the purchasing power of Navios Holdings, we believe that we can operate our business efficiently and cost effectively. Our business model is to seek to generate stable and predictable cash flows through our contracted revenues and ability to operate our fleet at costs below the industry average for vessels of a similar type.

Our Fleet

Navios Acquisition owns 22 crude oil, product tanker and chemical tanker vessels with options to acquire two additional vessels.

Eight of the vessels that we have taken delivery of, as well as the VLCC tanker that we expect to take delivery of in the second quarter of 2011, are chartered-out on long-term contracts with an average duration of 7.3 years at fixed base rates. The charter contracts of seven of our 10 currently chartered vessels have profit sharing arrangements, which allow us to capture increased earnings during strong freight markets, while ensuring a minimum base charter rate in any market environment.

Our fleet also includes 13 newbuilding vessels not currently delivered. As these vessels near completion and delivery, we expect to charter these vessels under long, medium and short-term charters, subject to market conditions. As a result of the planned deliveries, our available days of 1,166 in 2010 will grow to 5,738 available days in 2012 and 8,030 in 2013, when all 22 vessels are in operation for a full year.

Our consolidated fleet as of the date of this prospectus consisted of the following:

Vessel	Type	DWT	Built/Delivery Date	Net Charter Rate		Expiration Date	Profit Share
				($ per day)

Owned Vessels
Colin Jacob	LR 1	74,671	2007	17,000		June 2013	50% above $17,000
Ariadne Jacob	LR 1	74,671	2007	17,000		July 2013	50% above $17,000
Nave Cosmos	Chemical Tanker	25,130	Q4 2010	10,238	(1)	February 2011	None
Shinyo Splendor	VLCC	306,474	1993	38,019		5/18/2014	None
Shinyo Navigator	VLCC	300,549	1996	42,705		12/18/2016	None
C. Dream	VLCC	298,570	2000	29,625	(2)	3/15/2019	50% above $30,000
							40% above $40,000
Shinyo Ocean	VLCC	281,395	2001	38,400		1/10/2017	50% above $43,500
Shinyo Kannika	VLCC	287,175	2001	38,025		2/17/2017	50% above $44,000
Shinyo Saowalak	VLCC	298,000	2010	48,153		6/15/2025	35% above $54,388
							40% above $59,388
							50% above $69,388
Owned Vessels to be Delivered
Nave Polaris	Chemical Tanker	25,000	Q4 2010
Shinyo Kieran	VLCC	298,000	Q2 2011	48,153		6/15/2026	35% above $54,388
							40% above $59,388
							50% above $69,388
TBN	LR 1	75,000	Q4 2011
TBN	LR 1	75,000	Q4 2011
TBN	LR 1	75,000	Q3 2012
TBN	LR 1	75,000	Q4 2012
TBN	MR 2	50,000	Q1 2012
TBN	MR 2	50,000	Q2 2012
TBN	MR 2	50,000	Q3 2012
TBN	MR 2	50,000	Q3 2012
TBN	MR 2	50,000	Q4 2012
TBN	MR 2	50,000	Q4 2012
TBN	MR 2	50,000	Q4 2012

Options to Acquire Vessels(3)
TBN	LR 1	75,000	Q4 2012
TBN	LR 1	75,000	Q4 2012

(1)	Charterer’s option to extend the charter out rate for an additional three months at $12,188 per day.
(2)	Vessel sub-chartered at $34,843 per day over the next two years.

(3)	Our options to acquire these two LR 1 vessels expire on March 31, 2011. These vessels are not considered part of our core fleet.

Competitive Strengths

We believe that the following strengths will allow us to maintain a competitive advantage within the international shipping market:

Modern, High-Quality Fleet. We own a large fleet of modern, high-quality double-hull tankers that are designed for enhanced safety and low operating costs. We believe that the increased enforcement of stringent environmental standards currently being imposed throughout the world has resulted in a shift in major charterers’ preference towards greater use of modern double-hull vessels. We also have a large proportion of newbuild product and chemical tankers in our fleet. Since our inception, we have committed to and have fully financed investments of over $1.0 billion, including investments of approximately $0.6 billion in newbuilding constructions. Once we have taken delivery of all of our vessels, scheduled to occur by the end of the fourth quarter of 2012, the average age of our fleet will be 4.4 years. We believe that owning and maintaining a modern, high-quality fleet reduces off-hire time and operating costs, improves safety and environmental performance and provides us with a competitive advantage in securing employment for our vessels.

Operating Visibility Through Contracted Revenues. Eight of the nine vessels that we have taken delivery of, as well as one that we will take delivery of in the second quarter of 2011, are chartered out with an average remaining charter period of approximately 7.3 years, and we believe our existing charter coverage provides us with predictable, contracted revenues and operating visibility. As of November 11, 2010, we have charters covering 95.6% of available days in 2010, 81.3% of available days in 2011, 57.4% of available days in 2012 and 36.3% of available days in 2013, based on the estimated scheduled delivery dates for vessels under construction. The charter arrangements for our seven VLCC tankers, two contracted LR1 tankers and one chemical tanker represent at least $33.2 million in 2010, $107.4 million in 2011, $116.1 million in 2012 and $109.5 million in 2013 of aggregate contracted net charter revenue, exclusive of any profit sharing. The fixed revenue provided by the charter contracts we currently have in place are expected to be able to cover the total cash expenses (including the operating expenses, estimated debt service requirements and corporate overhead) of our entire existing or contracted fleet as it is delivered over 2010, 2011 and 2012.

Diversified Fleet. Our diversified fleet, which includes VLCC, product and chemical tankers, allows us to serve our customers’ international crude oil, petroleum product and liquid bulk chemical transportation needs. VLCC tankers transport crude oil and operate on primarily long-haul trades from the Arabian Gulf to the Far East, North America and Europe. Product tankers transport a large number of different refined oil products, such as naphtha, gasoline, kerosene, jetfuel and gasoil, and principally operate on short- to medium-haul routes. Chemical tankers transport primarily organic and inorganic chemicals, vegetable oils and animal fats. We believe that our fleet of vessels servicing the crude oil, product and chemical tanker transportation sectors provides us with more balanced exposure to oil and commodities and more diverse opportunities to generate revenues than would a focus on any single shipping sector.

Hiqh-Quality Counterparties. Our strategy is to charter our vessels to international oil companies, refiners and large vessel operators under long, medium and short-term charters. We are committed to providing safe and quality transportation services and developing and maintaining long-term relationships with our customers, and we believe that our modern fleet will allow us to charter-out our vessels to high-quality counterparties and for long periods of time. Our current charterers include Dalian Ocean Shipping Company (“DOSCO”), a wholly owned subsidiary of COSCO, one of China’s largest state-owned enterprises specializing in global shipping, logistics and ship building and repairing, Sinochem, a “Fortune Global 500” company; Formosa Petrochemical Corporation, a leading Taiwanese energy company; and SK Shipping Company Limited, a leading Korean shipowner and transportation company and part of the Korean multinational business conglomerate, the SK Group; or their affiliates.

An Experienced Management Team and a Strong Brand. We have an experienced management team that we believe is well regarded in the shipping industry. The members of our management team have considerable experience in the shipping and financial industries. We also believe that we will be able to leverage the management structure at Navios Holdings, which benefits from a reputation for reliability and performance and operational experience in both the tanker and drybulk markets. Our management team is led by Angeliki Frangou, our Chairman and Chief Executive Officer, who has over 20 years of experience in the shipping industry. Ms. Frangou is also the Chairman & CEO of Navios Holdings and Navios Partners and has been a Chief Executive Officer of various shipping and finance companies in the past. Ms. Frangou is a member of a number of recognized shipping committees. We believe that our well respected management team and strong brand may present us with market opportunities not afforded to other industry participants.

Business Strategy

We seek to generate predictable and growing cash flow through the following:

Strategically Manage Sector Exposure. We intend to operate a fleet of crude carriers and product and chemical tankers, which we believe will provide us with diverse opportunities with a range of producers and consumers. As we grow our fleet, we expect to adjust our relative emphasis among the crude oil, product and chemical tanker sectors according to our view of the relative opportunities in these sectors. We believe that having a mixed fleet of tankers provides the flexibility to adapt to changing market conditions and will allow us to capitalize on sector-specific opportunities through varying economic cycles.

Enhance Operating Visibility With Charter-Out Strategy. We believe that we are a safe, cost-efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, will contribute to our ability to attract leading charterers as customers and to our success in obtaining attractive long-term charters. We will also seek profit sharing arrangements in our long-term time charters, to provide us with potential incremental revenue above the contracted minimum charter rates. Depending on then applicable market conditions, we intend to deploy our vessels to leading charterers on a mix of long, medium and short-term time charters, with a greater emphasis on long-term charters and profit sharing. We believe that this chartering strategy will afford us opportunities to capture increased profits during strong charter markets, while benefiting from the relatively stable cash flows and high utilization rates associated with longer term time charters. As of November 11, 2010, we have charters covering 95.6% of available days in 2010, 81.3% of available days in 2011, 57.4% of available days in 2012 and 36.3% of available days in 2013, based on the estimated scheduled delivery dates for vessels under construction. We will look to secure employment for the newbuilding product and chemical tankers we have acquired over the next two years, as we draw nearer to taking delivery of the vessels.

Capitalize on Low Vessel Prices. We intend to grow our fleet using Navios Holdings’ global network of relationships and long experience in the marine transportation industry to make selective acquisitions of young, high-quality, modern, double-hulled vessels in the crude oil, product and chemical tanker transportation sectors. We are focused on purchasing tanker assets at favorable prices. We believe that the recent financial crisis and developments in the marine transportation industry created significant opportunities to acquire vessels in the tanker market near historically low prices on an inflation adjusted basis. Developments in the banking industry continue to limit the availability of credit to shipping industry participants, creating opportunities for well-capitalized companies with access to additional available financing. Although there has been a trend towards consolidation over the past 15 years, the tanker market remains fragmented. In the ordinary course of our business, we engage in the evaluation of potential candidates for acquisitions and strategic transactions.

Implement and Sustain a Competitive Cost Structure. Pursuant to the Management Agreement, Navios Tankers Management Inc. (the “Manager”), a subsidiary of Navios Holdings, coordinates and oversees the commercial, technical and administrative management of our fleet. The current technical managers of the VLCC vessels, affiliates of the seller of such vessels, are technical ship management companies that have provided technical management to the VLCC vessels prior to the consummation of the VLCC Acquisition. These technical managers will continue to provide such services for an interim period subsequent to the closing of the VLCC Acquisition, after which the technical management of our fleet is expected to be provided solely by the Manager. We believe that the Manager will be able to do so at rates competitive with those that would be available to us through independent vessel management companies. For example, pursuant to our management agreement with Navios Holdings, management fees of our vessels are fixed for the first two years of the agreement. We believe this external management arrangement will enhance the scalability of our business by allowing us to grow our fleet without incurring significant additional overhead costs. We believe that we will be able to leverage the economies of scale of Navios Holdings and manage operating, maintenance and corporate costs. At the same time, we believe the young age and high-quality of the vessels in our fleet, coupled with Navios Holdings’ safety and environmental record, will position us favorably within the crude oil, product and chemical tanker transportation sectors with our customers and for future business opportunities.

Leverage the Experience, Brand, Network and Relationships of Navios Holdings. We intend to capitalize on the global network of relationships that Navios Holdings has developed during its long history of investing and operating in the marine transportation industry. This includes decades-long relationships with leading charterers, financing sources and key shipping industry players. When charter markets and vessel prices are depressed and vessel financing is difficult to obtain, as is currently the case, we believe the relationships and experience of Navios Holdings and its management enhances our ability to acquire young, technically advanced vessels at cyclically low prices and employ them under attractive charters with leading charterers. Navios Holdings’ long involvement and reputation for reliability in the Asia Pacific region have also allowed it to develop privileged relationships with many of the largest institutions in Asia. Through its established reputation and relationships, Navios Holdings has had access to opportunities not readily available to most other industry participants that lack Navios Holdings’ brand recognition, credibility and track record.

Benefit from Navios Holdings’ Leading Risk Management Practices and Corporate Managerial Support. Risk management requires the balancing of a number of factors in a cyclical and potentially volatile environment. Fundamentally, the challenge is to appropriately allocate capital to competing opportunities of owning or chartering vessels. In part, this requires a view of the overall health of the market, as well as an understanding of capital costs and returns. Navios Holdings actively engages in assessing financial and other risks associated with fluctuating market rates, fuel prices, credit risks, interest rates and foreign exchange rates.

Navios Holdings closely monitors credit exposure to charterers and other counterparties. Navios Holdings has established policies designed to ensure that contracts are entered into with counterparties that have appropriate credit history. Counterparties and cash transactions are limited to high-credit, quality-collateralized corporations and financial institutions. Navios Holdings has strict guidelines and policies that are designed to limit the amount of credit exposure. We believe that Navios Acquisition will benefit from these established policies. In addition, we are exploring the possibility of participating in credit risk insurance currently available to Navios Holdings. Navios Holdings has insured its charter-out contracts through a “AA+” rated governmental agency of a European Union member state, which provides that if the charterer goes into payment default, the insurer will reimburse it for the charter payments under the terms of the policy for the remaining term of the charter-out contract (subject to applicable deductibles and other customary limitations for insurance). While we may seek to benefit from such insurance, no assurance can be provided that we will qualify for or choose to obtain this insurance.

Corporate History and Information

Navios Acquisition was incorporated in the Republic of the Marshall Islands on March 14, 2008. The Company was formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination one or more assets or operating businesses in the marine transportation and logistics industries. On July 1, 2008, we consummated our initial public offering representing gross proceeds of $253.0 million.

On May 25, 2010, we consummated the Product and Chemical Tanker Acquisition, the acquisition of 13 vessels (11 product tankers and two chemical tankers), for an aggregate purchase price of $457.7 million, including amounts to be paid for future contracted vessels to be delivered. On September 10, 2010, we consummated the VLCC Acquisition, the acquisition of a fleet of seven VLCC tankers, for an aggregate purchase price of $587.0 million. On October 26, 2010, we acquired two new build LR1 product tankers scheduled for delivery in the fourth quarter of 2011 for a nominal price of $87.0 million.

Our common stock, units and warrants are currently traded on the New York Stock Exchange under the symbols “NNA,” “NNA.U” and “NNA.WS,” respectively.

We maintain our principal executive offices at 85 Akti Miaouli Street, Piraeus, Greece 185 38. Our telephone number at that address is (011) +30 210 417 2050. Our website address is www.navios-acquisition.com. The information on our website is not a part of this prospectus.

Corporate Structure

(1)	There can be no assurance that Navios Holdings will continue to own over 50% of Navios Acquisition’s shares of common stock.

THE OFFERING

Issuer	Navios Maritime Acquisition Corporation

Common stock offered by us	6,000,000 shares of common stock.

6,900,000 shares of common stock if the underwriters exercise in full their option to purchase up to an additional 900,000 shares of common stock to cover any over-allotments.

Common stock outstanding after this offering	47,910,572 shares of common stock.

48,810,572 shares of common stock if the underwriters exercise their over-allotment option in full.

Use of proceeds	We will use the net proceeds of approximately $32.6 million (after deducting the underwriting discount and estimated expenses payable by us) from this offering for general corporate purposes.

Over-allotment option	We have granted the underwriters a 30-day option to purchase up to 900,000 additional shares of common stock to cover over-allotments, if any.

New York Stock Exchange symbol	NNA.

Risk factors	You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading “Risk Factors” prior to investing in our common stock.

RISK FACTORS

Before investing in our common stock, you should carefully consider all of the information included in or incorporated by reference into this prospectus. When evaluating an investment in our common stock, you should carefully consider those risks discussed under the caption “Risk Factors” beginning on page 7 of the accompanying prospectus and the discussion of risk factors beginning on page 3 of our Form 6-K, filed on November 15, 2010 that are specifically incorporated by reference into this prospectus. These risks are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition or results of operations. In such a case, the trading price of our common stock could decline, and our ability to pay dividends may be negatively affected and you may lose all or part of your investment.

USE OF PROCEEDS

We expect to receive net proceeds of approximately $32.6 million from the sale of shares of common stock we are offering, after deducting the underwriting discount and estimated expenses payable by us. This amount assumes a public offering price of $5.80 per share, the last reported sales price of our common stock on the New York Stock Exchange on November 12, 2010. We expect to receive net proceeds of approximately $37.5 million if the underwriters’ over-allotment option to acquire additional common stock is exercised in full.

We will use the net proceeds from our sale of shares of common stock covered by this prospectus for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010:

(i)	on a historical basis;

(ii)	on an as adjusted basis to reflect material changes through November 15, 2010 as follows(1)(2):

(a) repayments of long-term indebtedness of $371.5 million that were made from the net proceeds of the issuance of the Ship Mortgage Notes of $400.0 million in October 2010;

(b) drawdowns of $7.0 million under our $150.0 million term loan and $22.8 million under our $52.2 million term loan, subsequent to September 30, 2010, to fund vessel construction payments; and

(c) repayments of long term indebtedness of $1.6 million that were made subsequent to September 30, 2010; and

(iii)	on an as further adjusted basis, after giving effect to the estimated net proceeds of this offering, assuming no exercise of the underwriters’ overallotment option (after deducting the underwriter discount and estimated expenses payable by us) totaling $32.6 million(1)(2).

The information in this table should be read in conjunction with “Unaudited Pro Forma Combined Statements of Income,” “Use of Proceeds” and our consolidated financial statements and related notes thereto and the other information included or incorporated by reference in this prospectus. You should also read this table in conjunction with our consolidated financial statements and related notes thereto, as well as the sections entitled “Operating and Financial Review and Prospects” which are incorporated by reference herein from our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 and our Report on Form 6-K reporting results for the quarter ended September 30, 2010.

	As of
	September 30,
	2010		As Further
	Historical (i)	As Adjusted (ii)	Adjusted (iii)
	(in thousands of US dollars)

Long term debt (including current portion)
Term Loan—$150.0 million	$100,286	$107,236	$107,236
Term Loan—$75.0 million	36,175	36,175	36,175
Term Loan—$52.0 million	51,103	51,103	51,103
Term Loan—$82.9 million	46,000	—	—
Syndicated loan—$65.0 million	54,700	—	—
Syndicated loan—$86.8 million	58,907	—	—
Syndicated loan—$86.8 million	58,785	—	—
Syndicated loan—$62.0 million	38,775	—	—
Term loan—$90.0 million	88,250	—	—
Marfin Revolver—$80.0 million	80,000	80,000	80,000
Navios Holdings Credit Facility—$40.0 million (unsecured)	40,000	12,391	12,391
Eurobank loan—$52.2 million	—	22,800	22,800
Ship Mortgage Notes		400,000	400,000

Long-term debt (including current portion)	$652,981	$709,705	$709,705

	As of
	September 30,
	2010		As Further
	Historical (i)	As Adjusted (ii)	Adjusted (iii)
	(in thousands of US dollars)

Stockholders’ Equity
Preferred stock, $0.0001 par value;1,000,000 shares authorized; 3,000 shares issued and outstanding (1)	—	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 41,910,572 shares issued and outstanding; as adjusted 47,910,572	4	4	5
Additional paid-in capital	236,046	236,046	268,605
Accumulated Deficit	(8,719)	(8,719)	(8,719)

Total stockholders’ equity	227,331	227,331	259,891

Total capitalization	$880,312	$937,036	$969,596

(1)	Excludes 540 shares of Series B Convertible Preferred Stock (the “Preferred Stock”) issued to the seller on October 29, 2010 in connection with the two new build LR1 product tankers the Company recently acquired. The Preferred Stock contains a 2% per annum dividend payable quarterly, and mandatorily converts into shares of common stock at various dates in the future subject to the terms and conditions of such Preferred Stock. The holders of the Preferred Stock also have the right to convert their shares to common stock subject to certain terms and conditions. The Preferred Stock does not have any voting rights.

(2)	On November 8, 2010, the Board of Directors of Navios Acquisition declared a quarterly cash dividend for the third quarter of 2010 of $0.05 per share of common stock. The dividend is payable to shareholders of record as of December 8, 2010 and is payable on January 12, 2011. The declaration and payment of any further dividends remains subject to the discretion of the Board and will depend on, among other things, Navios Acquisition’s cash requirements as measured by market opportunities and restrictions under its credit agreement. This table excludes this dividend.

UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

Unaudited Pro Forma Combined Statement of Income of Navios Acquisition for the Nine Months Ended September 30, 2010

The following unaudited pro forma financial information of Navios Maritime Acquisition Corporation (the “Company” or “Navios Acquisition”) has been prepared to show the acquisition of the seven Vessel-Owning Subsidiaries (the “Vessel-Owning Subsidiaries”) from Vanship Holdings Limited (the “Seller”).

The VLCC acquisition was treated as a business combination. The following table summarizes the consideration paid and the fair value of assets and liabilities assumed on September 10, 2010:

VLCC Acquisition

Purchase price:
Cash consideration	$134,270
Equity issuance	10,745

Total purchase price	145,015

Fair Value of assets and liabilities acquired:
Vessels	419,500
Deposits for vessel acquisition	62,575
Favorable lease terms	57,070
Current Assets including cash of $32,232	35,716
Current liabilities	(15,570)
Long term debt assumed (including current portion)	(410,451)
Unfavorable lease terms	(5,819)

Fair Value of net assets acquired	143,021

Goodwill	$1,994

The unaudited pro forma condensed combined statement of income for the nine month period ended September 30, 2010 assumes the acquisition was consummated on January 1, 2009 and includes pro forma adjustments that are directly attributable to the acquisition and are expected to have a continuing impact on our results of operations.

The unaudited pro forma condensed combined statement of income for the nine month period ended September 30, 2010, has been derived from (i) the unaudited condensed consolidated financial statements of the Company for the nine month period ended September 30, 2010; (ii) the unaudited condensed combined financial statements of the Vessel-Owning Subsidiaries for the six month period ended June 30, 2010; (iii) the unaudited condensed combined statement of income of the Vessel-Owning Subsidiaries for the period from July 1, 2010 to September 10, 2010 and (iv) the impact of the pro forma adjustments for the VLCC acquisition.

The unaudited pro forma consolidated financial information included herein is based on the above-referenced historical financial statements of the Company and the subsidiaries owning the seven VLCC vessels acquired and on certain assumptions that the Company believes to be reasonable, which are described in the notes to the statements below. The purchase price allocation for the VLCC acquisition remains preliminary pending final valuations of intangible assets and liabilities and working capital adjustments.

This unaudited pro forma financial information supersedes all prior pro forma financial information contained in our Report on Form 6-K filed on September 15, 2010.

Navios Maritime Acquisition Corporation

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2010
(In thousands of US dollars — except per share data)

	Navios	Vessel Owning	Vessel Owning
	Acquisition	Subsidiaries	Subsidiaries
	Nine Month	Six Month	For the Period from			Navios
	Period Ended	Period Ended	July 1 to	Pro Forma		Acquisition
	September 30, 2010	June 30, 2010	September 10, 2010	Adjustments		Pro Forma

Revenue	$8,128	$35,174	$14,823	$—		$58,125
Time charter expenses	(67)	(728)	(321)	—		(1,116)
Direct vessel expenses	—	(8,514)	(5,726)	14,240	(1)	—
Management Fees	(2,548)	(330)	(137)	(12,973	)(1)	(15,988)
General and administrative expenses	(955)	(179)	—	(226	)(1)	(1,360)
Units given as Director Compensation in 2008	(2,140)	—	—	—		(2,140)
Transaction cost	(8,019)	—	—	—		(8,019)
Depreciation and amortization	(2,380)	(11,466)	(5,545)	1,233	(2)	(18,158)
Interest income	593	154	70	—		817
Interest expenses and finance cost, net	(1,761)	(5,101)	(2,807)	(1,622	)(3)	(11,291)
Write off of deferred loan costs	—	(1,207)	—	1,207	(4)	—
Changes in fair value of derivative financial instruments	—	(4,899)	—	4,899	(5)	—
Other income/(expense), net	31	(180)	(318)	—		(467)

Net (loss)/income	$(9,118)	$2,724	$39	$6,758		$403

Loss per Share Net (loss)/income	$(9,118)					$403
Incremental fair value of securities offered to induce warrants exercised	(647)					(647)

Net loss attributable to common shareholders	(9,765)					(244)

Net loss per share, basic	(0.34)					(0.01)
Weighted average number of shares, basic(6)	29,131,128					30,887,224
Net loss per share, diluted	(0.34)					(0.01)
Weighted average number of shares, diluted(6)	29,131,128					30,887,224

Pro Forma Adjustments

(1)	(a) To adjust direct vessel operating expenses assuming a daily fixed fee of $10 per vessel pursuant to the new management agreement; and (b) to eliminate existing management fee and commissions following the termination of the existing agreements.

(2)	To adjust depreciation related to the vessels and amortization expense related to the intangible assets and liabilities based on the fair value adjustments. Vessels are amortized over 25 years from their original construction. Favorable/ unfavorable leases on charter-out contracts are amortized over the remaining life of the related contract, which ranges from 3.7 to 14.8 years.

(3)	To record additional interest expense assuming a weighted average rate on the assumed bank loans of 3.72% per annum. To adjust also for the amortization of the new deferred financing fees.

(4)	To eliminate the historical deferred finance amortization of existing loan facilities.

(5)	To eliminate the income statement impact of the change in fair value of derivative financial instruments, since these instruments were not acquired.

(6)	The proforma weighted average number of shares (basic and diluted) has been adjusted to reflect the 1,894,918 shares issued as part of the VLCC acquisition as if they were outstanding throughout the period.

1.	Accounting Treatment

Basis of Accounting — The unaudited pro forma combined statement of income has been prepared in accordance with U.S. GAAP.

The pro forma adjustments primarily relate to the allocation of the purchase price, including adjusting assets and liabilities to fair value with related changes in depreciation, amortization and other related income and expenses.

The unaudited pro forma statement of income is for illustrative purposes only and does not purport to be indicative of the results of operations that would have been achieved had the transactions been consummated as of January 1, 2009. In addition, they do not purport to represent what results of operations will be for any future period.

Unaudited Pro Forma Combined Statement of Income of Navios Acquisition for the Year Ended December 31, 2009

The following unaudited pro forma financial information of Navios Maritime Acquisition Corporation (the “Company” or “Navios Acquisition”) has been prepared to show the acquisition of the seven Vessel-Owning Subsidiaries (the “Vessel-Owning Subsidiaries”) from Vanship Holdings Limited (the “Seller”).

The VLCC acquisition was treated as a business combination. The following table summarizes the consideration paid and the fair value of assets and liabilities assumed on September 10, 2010:

VLCC Acquisition

Purchase price:
Cash consideration	$134,270
Equity issuance	10,745

Total purchase price	145,015

Fair value of assets and liabilities acquired:
Vessels	419,500
Deposits for vessel acquisition	62,575
Favorable lease terms	57,070
Current Assets including cash of $32,232	35,716
Current liabilities	(15,570)
Long term debt assumed (including current portion)	(410,451)
Unfavorable lease terms	(5,819)

Fair Value of net assets required	143,021

Goodwill	$1,994

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2009 assumes the acquisition was consummated on January 1, 2009 and includes pro forma adjustments that are directly attributable to the acquisition and are expected to have a continuing impact on our results of operations.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2009, has been derived from (i) the audited condensed consolidated financial statements of the Company for the year ended December 31, 2009; (ii) the audited condensed combined financial statements of the Vessel-Owning Subsidiaries for the year ended December 31, 2009; and (iii) the impact of the pro forma adjustments for the VLCC acquisition.

The unaudited pro forma consolidated financial information included herein is based on the above-referenced historical financial statements of the Company and the subsidiaries owning the seven VLCC vessels acquired and on certain assumptions that the Company believes to be reasonable, which are described in the notes to the statements below. The purchase price allocation for the VLCC acquisition remains preliminary pending final valuations of intangible assets and liabilities and working capital adjustments.

This unaudited pro forma financial information supersedes all prior pro forma financial information contained in our report on Form 6-K filed on September 15, 2010.

Navios Maritime Acquisition Corporation

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2009
(In thousands of US dollars — except per share data)

	Navios	Vessel Owning
	Acquisition	Subsidiaries
	For the	For the
	Year Ended	Year Ended			Navios
	December 31,	December 31,	Pro Forma		Acquisition
	2009	2009	Adjustments		Pro Forma

Revenue	$—	$65,650	$—		$65,650
Time charter expenses	—	(1,322)	—		(1,322)
Direct vessel expenses	—	(16,891)	16,891	(1)	—
Management Fees	—	(600)	(17,650	)(1)	(18,250)
General and administrative expenses	(994)	(453)	(94	)(1)	(1,541)
Depreciation and amortization	—	(22,281)	1,423	(2)	(20,858)
Interest income	331	388	—		720
Interest expenses and finance cost, net	—	(13,548)	1,135	(3)	(12,413)
Changes in fair value of derivative financial instruments	—	11,758	(11,758	)(4)	—
Other income/(expense), net	15	(26)	—		(11)

Net (loss)/income	$(648)	$22,675	$(10,053)		$11,974

(Loss)/Earnings per Share
Net (loss)/income	$(648)				$11,974

Net (loss)/income per share, basic	(0.02)				0.36
Weighted average number of shares, basic(5)	31,625,000				33,519,918
Net (loss)/income per share, diluted	(0.02)				0.28
Weighted average number of shares, diluted(5)	31,625,000				42,919,918

Pro Forma Adjustments

(1)	(a) To adjust direct vessel operating expenses assuming a daily fixed fee of $10 per vessel pursuant to the new management agreement; and (b) to eliminate existing management fee and commissions following the termination of the existing agreements.

(2)	To adjust depreciation related to the vessels and amortization expense related to the intangible assets based on the fair value adjustments. Vessels are amortized over 25 years from their original construction. Favorable/ unfavorable leases on charter-out contracts are amortized over the remaining life of the related contract, which ranges from 3.7 to 14.8 years.

(3)	To record additional interest expense assuming a weighted average rate on the assumed bank loans of 3.72% per annum. To adjust also for the amortization of the new deferred financing fees.

(4)	To eliminate the income statement impact of the change in fair value of derivative financial instruments, since these instruments were not acquired.

(5)	The pro forma weighted average number of shares (basic and diluted) has been adjusted to reflect the 1,894,918 shares issued as part of the VLCC acquisition as if they were outstanding throughout the period. In addition, the pro forma weighted average number of shares, diluted has been adjusted for the warrants outstanding as of December 31, 2009.

1.	Accounting Treatment

Basis of Accounting — The unaudited pro forma combined statement of income has been prepared in accordance with U.S. GAAP.

The pro forma adjustments primarily relate to the allocation of the purchase price, including adjusting assets and liabilities to fair value with related changes in depreciation, amortization, and other related income and expenses.

The unaudited pro forma summary statement of income is for illustrative purposes only and does not purport to be indicative of the results of operations that would have been achieved had the transactions been consummated as of January 1, 2009. In addition, they do not purport to represent what results of operations will be for any future period.

PRICE RANGE OF COMMON STOCK

The following table sets forth, for the periods indicated, the high and low closing prices for our common stock, as reported on the New York Stock Exchange, for the periods indicated. The last reported sale price of our common stock on the New York Stock Exchange on November 12, 2010 was $5.80 per share.

	Price Range
	High	Low

Year Ended:
December 31, 2009	$9.90	$8.57
December 31, 2008(1)	$9.40	$8.08
Quarter Ended:
September 30, 2010	$6.85	$5.50
June 30, 2010	$9.95	$6.38
March 31, 2010	$9.90	$9.79
December 31, 2009	$9.90	$9.57
September 30, 2009	$9.60	$9.37
June 30, 2009	$9.36	$9.03
March 31, 2009	$9.07	$8.57
December 31, 2008	$8.70	$8.08
September 30, 2008	$9.40	$8.79
Month Ended:
November 30, 2010(2)	$5.80	$5.50
October 31, 2010	$5.59	$5.45

(1)	Period commenced on July 1, 2008.
(2)	Through November 12, 2010.
.

TAXATION

Marshall Islands Tax Considerations

We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our stockholders.

Certain U.S. Federal Income Tax Consequences

The following discussion addresses certain U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock by U.S. Holders (as defined below) that hold such shares, and unless otherwise noted below, is the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., our U.S. counsel, insofar as such discussion relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively. No party has sought or will seek any rulings from the IRS with respect to the U.S. federal income tax consequences discussed below. The discussion below is not in any way binding on the IRS or the courts or in any way an assurance that the U.S. federal income tax consequences discussed herein will be accepted by the IRS or the courts.

The U.S. federal income tax consequences to a holder of our common stock may vary depending upon such stockholder’s particular situation or status. This discussion is limited to holders of our common stock who hold such shares as capital assets, and it does not address aspects of U.S. federal income taxation that may be relevant to holders of shares who are subject to special treatment under U.S. federal income tax laws, including but not limited to: Non-U.S. Holders (as defined below); dealers in securities; banks and other financial institutions; insurance companies; tax-exempt organizations, plans or accounts; persons holding their shares as part of a “hedge,” “straddle” or other risk reduction transaction; partnerships or other pass-through entities (or investors in such entities); U.S. persons whose functional currency is not the U.S. dollar; and persons that actually or constructively own 10% or more (by voting power or value) of our outstanding stock. In addition, this discussion does not consider the effects of any applicable foreign, state, local or other tax laws, or estate or gift tax considerations, or the alternative minimum tax, or any consequences arising under the newly enacted Medicare tax on investment income.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our shares that is, for U.S. federal income tax purposes: an individual who is a citizen or resident of the United States; a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia; an estate the income of which is subject to United States federal income tax regardless of its source; or a trust, if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, was treated as a U.S. trust on August 19, 1996 and validly elected to continue to be treated as a U.S. trust). Stockholders should consult their own tax advisers as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of our shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our shares that is, for U.S. federal income tax purposes, an individual, trust, estate or corporation that is not a U.S. Holder.

U.S. Federal Income Taxation of the Company

Taxation of Operating Income: In General

Unless exempt from U.S. federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted by law to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax. In the absence of exemption from tax under Section 883 of the Code, (i) our gross U.S.-source shipping income that is effectively connected income (as discussed below) would be subject to tax on a net basis, as well as possible branch profits tax and (ii) our gross U.S.-source shipping income that is not effectively connected income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income From U.S. Federal Income Taxation

In general, the exemption from U.S. federal income taxation under Section 883 of the Code provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder, it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax (each as described below) on its U.S.-source shipping income.

Under Section 883 of the Code, we will be exempt from U.S. federal income taxation on our U.S.-source shipping income if:

1. we and each of our vessel-owning subsidiaries are organized in a foreign country (“country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

2. either:

•	more than 50% of the value of our stock is owned, directly or indirectly, for at least half the number of days during the taxable year by (i) individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, (ii) non-U.S. corporations that meet the “Publicly Traded Test” discussed below and are organized in a foreign country that grants an “equivalent exemption” to corporations organized in the United States or (iii) certain other qualified persons described in the applicable regulations, which we refer to as the “50% Ownership Test,” or

•	our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to U.S. corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

Currently, the Republic of the Marshall Islands, the jurisdiction where we are incorporated, as well as the jurisdictions where our vessel-owning subsidiaries are incorporated, namely, the Republic of the Marshall Islands, the Cayman Islands, Hong Kong and the British Virgin Islands, grant an “equivalent exemption” to U.S. corporations. Therefore, at present, we will be exempt from U.S. federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test. Our ability to satisfy the 50% Ownership Test and Publicly-Traded Test is discussed below.

The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common stock is “primarily traded” on the New York Stock Exchange.

Under the regulations, our stock is considered to be “regularly traded” on an established securities market if one or more classes of our stock representing more than 50% of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market during the taxable year, which we refer to as the listing threshold. Since our common stock, which represents more than 50% of our outstanding shares by vote and value, is listed on the New York Stock Exchange, we currently satisfy the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We currently satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock, which condition our common stock meets.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that our common stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of our common stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of our common stock, which we refer to as the “5% Override Rule.”

For purposes of being able to determine the persons who owns 5% or more of our common stock, or “5% Stockholders,” the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the SEC to identify persons who have a 5% or more beneficial interest in our common stock. The regulations further provide that an investment company that is registered under the Investment Company Act will not be treated as a 5% Stockholder for such purposes.

If our 5% Stockholders did own more than 50% of our common stock, then we would be subject to the 5% Override Rule unless we were able to establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are qualified stockholders for purposes of Section 883 to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of the total value of each class of our stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Stockholders that are qualified stockholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified stockholders. These requirements are onerous and there is no guarantee that we would be able to satisfy them in all cases.

Currently, Navios Maritime Holdings Inc. (a Marshall Islands corporation) owns more than 50% of our common stock. Navios Maritime Holdings Inc. has represented to us that it presently meets the Publicly Traded Test and has agreed to comply with the documentation and certification requirements described above. Accordingly, we expect that we will not be subject to the 5% Override Rule by reason of Navios Maritime Holdings Inc.’s ownership of more than 50% of our common stock. In addition, we expect that Navios Maritime Holdings Inc.’s ownership of more than 50% of our common stock will enable us to satisfy the 50% Ownership Test. However, there can be no assurance that Navios Maritime Holdings Inc. will continue to meet the Publicly Traded Test or continue to be able to comply with the documentation and certification requirements described above. Consequently, there can be no assurance that Navios Maritime Holdings Inc.’s ownership of more than 50% of our common stock will not result in our being subject to the 5% Override Rule or in our failure to satisfy the 50% Ownership Test in the future.

In the event that Navios Maritime Holdings Inc. owned less than 50% of our common stock in the future, we do not anticipate that we would be subject to the 5% Override Rule, but there can be no assurance in this regard. In addition, in such event, it might be difficult for us to satisfy the 50% Ownership Test due to the widely held ownership of our stock.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions.

Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% of our gross income under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on any earnings and profits effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•	substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we will qualify for exemption under Section 883, we will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided that the sale is considered to occur outside of the United States under U.S. federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

Distributions

Subject to the discussion of the PFIC rules below: Any distributions made by us with respect to our common stock to a U.S. Holder will constitute dividends, which will be taxable as ordinary income, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in their common stock (determined on a share-by-share basis) and thereafter as capital gain. We do not maintain calculations of earnings and profits under U.S. federal income tax principles. Therefore, you should expect that a distribution with respect to your shares of our common stock generally will be treated as dividend income even if that distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will be treated as “passive category income” or, in the case of certain types of U.S. Holders, as “general category income” for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

Subject to the discussion of the PFIC rules below: Dividends received with respect to our common stock through December 31, 2010 by a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) generally will be treated as “qualified dividend income” that is taxable to such U.S. Individual Holder at preferential capital gain tax rates, provided that: (i) our common stock is readily tradable on an established securities market in the United States (such as the New York Stock Exchange where our common stock is traded); (ii) the U.S. Individual Holder has owned the common stock for more than 60 days during the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend (and has not entered into certain risk limiting transactions with respect to such common stock); and (iii) the U.S. Individual Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. Any dividends paid on our common stock that are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Individual Holder. In the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on or after January 1, 2011, will be taxed at rates applicable to ordinary income.

Special rules may apply to any “extraordinary dividend,” generally, a dividend paid by us in an amount which is equal to or in excess of 10% of a stockholder’s adjusted basis (or fair market value in certain definitive, pre-determined circumstances) in a share of our common stock.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of the PFIC rules below: A U.S. Holder will generally recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Long-term capital gains recognized by individuals and certain other non-corporate U.S. Holders generally are eligible for reduced rates of taxation. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for United States federal income tax purposes. These consequences are discussed in more detail below. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common stock, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by us during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any subsidiary corporation in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services will not constitute passive income. By contrast, rental income will constitute “passive income” unless we are treated under specific rules as deriving such rental income in the active conduct of a trade or business.

We were a PFIC for the 2008 and 2009 taxable years, and until recently we expected to remain a PFIC for the 2010 taxable year. However, as a result of a number of our vessels being placed into service in the last several months and a corresponding decline in our cash balances, based upon our actual and projected income, assets and activities, our conclusion regarding our PFIC status for the 2010 taxable year has changed. Accordingly, our U.S. counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C, is of the opinion that we should not be treated as a PFIC for United States federal income tax purposes for the 2010 taxable year and subsequent taxable years. This opinion is based on representations and projections provided to our counsel by us regarding our assets, income and charters, and its validity is conditioned on the accuracy of such representations and projections. However, no assurances can be given as to our current and future PFIC status, because such status requires an annual factual determination based upon the composition of our income and assets for the entire taxable year. The PFIC determination also depends on the application of complex U.S. federal income tax rules concerning the classification of our assets and income for this purpose, and these rules are uncertain in some respects. In this regard, although there is no legal authority directly on point, our counsel’s opinion with respect to the 2010 taxable year and future years is based principally on the view that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive (currently and in the future) from the chartering activities of our wholly owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly owned subsidiaries own and operate (currently and in the future) in connection with the production of such income, in particular, the vessels and contractual deposits for vessels to be delivered in the future, should not constitute passive assets for purposes of determining whether we are a PFIC. Our counsel believes there is substantial analogous legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income that we derive (currently and in the future) from time charters and voyage charters as services income for other tax purposes. However, there is no legal authority directly on point, and we are not obtaining a ruling from the IRS on this issue. The opinion of our counsel is not binding on the IRS or any court. Thus, while we have received an opinion of our counsel in support of our position, the IRS or a court could disagree with this position and the opinion of our counsel. The IRS or a court could take the position that the income derived by us from our chartering activities will properly be treated as rental income rather than as services income. This position could be taken if the services provided by us were insufficient to support the characterization of our chartering income as services income. If our income were treated as rental income, then such income would be treated as passive income for purposes of the PFIC rules. Moreover, the IRS or a court could take the position that contractual deposits for vessels to be delivered in the future constitute passive assets. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any future taxable year, we cannot assure you that the nature of our operations will not change in the future.

U.S. Holders should be aware of certain tax consequences of investing directly or indirectly in us. As discussed more fully below, if we are treated as a PFIC for the 2010 taxable year or any subsequent taxable year, a U.S. Holder would be subject to certain adverse U.S. federal income tax consequences as discussed below under “Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election.” A U.S. Holder owning shares in a PFIC (or a corporation that might be treated as a PFIC) may be able to mitigate the adverse tax consequences of PFIC status by making certain elections, such as an election to treat the PFIC as a “Qualified Electing Fund,” which election we refer to as a “QEF election,” or a “mark-to-market” election with respect to the PFIC’s common stock, both as discussed below. U.S. Holders should be aware that a QEF election or a “mark-to-market” election is made on a shareholder-by-shareholder basis, and once made, can only be revoked with the consent of the IRS.

A U.S. Holder would be required to file IRS Form 8621 for each year in which the U.S. Holder (1) recognizes gain on the direct or indirect disposition of the common stock, (2) receives certain direct or indirect distributions from us, or (3) makes any of certain reportable elections (including a “mark-to-market” election or a “QEF” election, each as defined below). U.S. Holders should also be aware that, pursuant to recently enacted legislation, each U.S. Holder who is a shareholder of a PFIC is required to file an annual report containing such information as the IRS may require. This requirement is in addition to other reporting requirements applicable to ownership in a PFIC. The IRS has advised that it is developing further guidance regarding the PFIC reporting obligations imposed by recent legislation and that, in the meantime, U.S. Holders that were not otherwise required to file an annual report prior to March 18, 2010, will not be required to file an annual report as a result of such legislation for taxable years beginning before March 18, 2010. In the event a U.S. Holder fails to file a required information report, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to their investment in the common stock.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for U.S. federal income tax purposes the Electing Holder’s pro rata share of our ordinary earnings (as ordinary income) and our net capital gain (as long term capital gain), if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the Electing Holder’s adjusted tax basis in the common stock and will not be taxed again once distributed. An Electing Holder will generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would generally make a QEF election with respect to any year that we are a PFIC by timely filing IRS Form 8621 with the U.S. Holder’s U.S. federal income tax return. For any taxable year as to which we are aware that we are to be treated as a PFIC, upon request, we will provide a U.S. Holder with all necessary information in order to make the QEF election described above. A QEF election will not apply to any taxable year for which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year for which we are a PFIC. Each U.S. Holder is encouraged to consult its own tax adviser with respect to tax consequences of a QEF election with respect to us, and how to make a timely election.

It should be noted that the beneficial effect of a QEF election may be substantially diminished if such election is not made in the first year of the U.S. Holder’s holding period in which we are a PFIC.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we are treated as a PFIC for the 2010 taxable year or any future taxable year and, as we anticipate, our common stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common stock, provided the U.S. Holder completes and timely files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our common stock held by the U.S. Holder at the end of the taxable year over the U.S. Holder’s adjusted tax basis in such common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in such common stock over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in the U.S. Holder’s income as a result of the mark-to-market election. A U.S. Holder’s tax basis in our common stock would be adjusted to reflect any such income or loss amount. Any gain recognized by the U.S. Holder on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss recognized by the U.S. Holder on the sale, exchange or other disposition of our common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder. A mark-to-market election will not apply to our common stock held by a U.S. Holder in any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year for which we are a PFIC. Each U.S. Holder is encouraged to consult its own tax adviser with respect to the availability and tax consequences of a mark-to-market election with respect to our common stock and how to make a timely election.

It should be noted that the beneficial effect of a “mark-to-market” election may be substantially diminished if such election is not made in the first year of the U.S. Holder’s holding period in which we are a PFIC.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

If we are treated as a PFIC for the 2010 taxable year or any future taxable year, a U.S. Holder who does not make either a timely QEF election or a timely “mark-to-market” election for that year (i.e., the taxable year in which the U.S. Holder’s holding period commences), whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for our common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders’ aggregate holding period for the common stock;

•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Moreover, (i) any dividends received by a non-corporate U.S. Holder in a year in which we are a PFIC (or in which we were a PFIC in the preceding year) will not be treated as “qualified dividend income” and will be subject to tax at rates applicable to ordinary income and (ii) if a Non-Electing Holder who is an individual dies while owning our common stock, such holder’s successor generally would not receive a step-up in tax basis with respect to such stock. Non-electing U.S. Holders are encouraged to consult their tax advisers regarding the application of the PFIC rules to their specific situations.

A Non-Electing U.S. Holder that wishes to make a QEF election, but that did not make a timely QEF election for the first year in such holder’s holding period for which we were a PFIC, may be able to make a special “purging election” pursuant to Section 1291(d) of the Code. Pursuant to this election, a Non-Electing U.S. Holder would be treated as selling our common stock for fair market value on the first day of the taxable year for which the subsequent year QEF election is made. Any gain on such deemed sale would be subject to tax as discussed above. Non-Electing U.S. Holders are encouraged to consult their tax advisers regarding the availability of a “purging election” as well as other available elections.

If we are treated as a PFIC for any taxable year during the holding period of a U.S. Holder, unless the U.S. Holder makes a timely QEF election, or a timely “mark-to-market” election, for the first taxable year in which the U.S. Holder holds our common stock and in which we are a PFIC, we will continue to be treated as a PFIC for all succeeding years during which the U.S. Holder is treated as a direct or indirect U.S. Holder even if we are not a PFIC for such years. U.S. Holders are encouraged to consult their tax advisers with respect to any available elections that may be applicable in such a situation. In this regard, while it is our position and our counsel’s opinion that we should not be a PFIC for the 2010 taxable year and subsequent taxable years, there is no assurance that our position and our counsel’s opinion is correct. In addition, U.S. Holders should consult their tax advisers regarding the IRS information reporting and filing obligations that may arise as a result of the ownership of shares in a PFIC.

Certain Information Reporting Requirements

Pursuant to recently enacted legislation, effective for tax years beginning after March 18, 2010, individuals who are U.S. Holders, and who hold “specified foreign financial assets” (as defined in section 6038D of the Code), including stock of a non-U.S. corporation that is not held in an account maintained by a U.S. “financial institution” (as defined in section 6038D of the Code), whose aggregate value exceeds $50,000 during the tax year, may be required to attach to their tax returns for the year certain specified information. An individual who fails to timely furnish the required information may be subject to a penalty, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event a U.S. Holder does not file such a report, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such report is filed. Under certain circumstances, an entity may be treated as an individual for purposes of the foregoing rules. U.S. Holders (including entities) should consult their own tax advisors regarding their reporting obligations under this legislation.

U.S. Backup Withholding Tax and Related Information Reporting Requirements

In general, dividend payments and payments of proceeds from the disposition of the common stock made to you may be subject to information reporting requirements. Such payments may also be subject to backup withholding tax (currently at a rate of 28% and scheduled to increase to 31% in 2011) if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the IRS that you are subject to backup withholding because you have previously failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	fail to comply with applicable certification requirements.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

ENFORCEABILITY OF CIVIL LIABILITIES AND
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Navios Maritime Acquisition Corporation is incorporated under the laws of the Republic of the Marshall Islands, and our subsidiaries are incorporated under the laws of the Republic of the Marshall Islands, the Cayman Islands, Hong Kong, the British Virgin Islands and certain other countries other than the United States, and we conduct operations in countries around the world. Most of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of the directors, officers and experts are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of such jurisdictions would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Reeder & Simpson P.C., our counsel as to Marshall Islands law, has advised us that there is uncertainty as to whether the courts of the Republic of the Marshall Islands would (1) recognize or enforce against us or our directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws or (2) impose liabilities against us, our directors and officers in original actions brought in the Marshall Islands, based on these laws.

UNDERWRITING

Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number
Underwriter	of Shares

Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
S. Goldman Advisors LLC

Total	6,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $           per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 900,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors and Navios Holdings, have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citi and Wells Fargo Securities, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Citi and Wells Fargo Securities, in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. The foregoing will not apply to the offer for sale, sale or other issuance of common stock or other securities to Navios Holdings or any of its subsidiaries in connection with our acquisition of any assets from Navios Holdings or any of its subsidiaries, provided that any such recipient of common stock or other securities enters into a lock-up arrangement for the remainder of the 90-day restricted period. Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The shares are listed on the New York Stock Exchange under the symbol “NNA.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise

Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $500,000.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters or their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us and Navios Holdings and its subsidiaries in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Sales Outside the United States

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the common shares, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the common shares in any jurisdiction where action for that purpose is required. Accordingly, the common shares may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the common shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell common shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, Wells Fargo Securities, LLC may arrange to sell shares in certain jurisdictions through an affiliate, Wells Fargo Securities International Limited, or WFSIL. WFSIL is a wholly-owned indirect subsidiary of Wells Fargo & Company and an affiliate of Wells Fargo Securities, LLC. WFSIL is a U.K. incorporated investment firm regulated by the Financial Services Authority. Wells Fargo Securities is the trade name for certain corporate and investment banking services of Wells Fargo & Company and its affiliates, including Wells Fargo Securities, LLC and WFSIL

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Swiss Investors

The shares may not be publicly offered, sold or advertised, directly or indirectly, in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange Ltd., and neither this prospectus supplement nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the

Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the common stock offered hereby and certain other legal matters with respect to the laws of the Republic of the Marshall Islands will be passed upon for us by our counsel as to Marshall Islands law, Reeder & Simpson P.C. Certain other legal matters will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. may rely on the opinion of Reeder & Simpson P.C. for all matters of Marshall Islands law. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel llp, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 have been audited by Rothstein, Kass & Company, P.C., an independent registered public accounting firm, as set forth in their reports thereon incorporated by reference herein. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 are incorporated herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Navios Maritime Acquisition Corporation
$500,000,000
Common Stock
Preferred Stock
Warrants
Debt Securities

We may, from time to time, issue up to $500,000,000 aggregate principal amount of common stock, preferred stock, warrants and/or debt securities. We will specify in an accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

Our common stock and warrants are currently traded on the New York Stock Exchange under the symbols “NNA” and “NNA.WS” respectively, and on September 17, 2010, the last reported sales prices of our common stock and warrants were $5.62 per share and $1.33 per share, respectively. We also have a current trading market for our units. One unit consists of one share of our common stock and one warrant, with each warrant entitling the holder to purchase one share of common stock at an exercise price of $7.00. Our units also trade on the New York Stock Exchange under the symbol “NNA.U”, and the last reported sales price of the units on September 17, 2010 was $8.31 per share. Based on the closing price of $5.91 on September 3, 2010 and approximately 15,769,918 shares of common stock held by non-affiliates, the value of our public float is approximately $93.2 million.

Investing in our securities involves risks. See “Risk Factors” on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is September 20, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of U.S.$500,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

i

PROSPECTUS SUMMARY

The following is only a summary. We urge you to read the entire prospectus, including the more detailed financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC. An investment in our securities involves risks. Therefore, carefully consider the information provided under the heading “Risk Factors” beginning on page 7.

Business Overview

Navios Acquisition owns a large fleet of modern crude oil, refined petroleum product and chemical tankers providing world-wide marine transportation services. Our strategy is to charter our vessels to international oil companies, refiners and large vessel operators under long, medium and short-term charters. We are committed to providing quality transportation services and developing and maintaining long-term relationships with our customers. We believe that the Navios brand will allow us to take advantage of increasing global environmental concerns that have created a demand in the petroleum products/crude oil seaborne transportation industry for vessels and operators that are able to conform to the stringent environmental standards currently being imposed throughout the world.

Our current fleet consists of a total of 20 double-hulled tanker vessels, aggregating approximately 2.8 million deadweight tons or dwt. The fleet includes seven very large crude carrier (“VLCC”) tankers (over 200,000 dwt per ship), which transport crude oil, and four Long Range 1 (“LR1”) product tankers (50,000-79,999 dwt per ship), seven Medium Range 2 (“MR2”) product tankers (30,000-49,999 dwt per ship) and two chemical tankers (25,000 dwt per ship), which transport refined petroleum products and bulk liquid chemicals. Of the 20 vessels in our current fleet, we have taken delivery of six VLCC tankers and two LR1 tankers, and expect to take delivery of two chemical tankers by the end of this year, three vessels in 2011 and seven vessels in 2012. We also have options to acquire two additional product tankers. All the vessels that we have taken delivery of, as well as one that we will take delivery of in the second quarter of 2011, are currently chartered-out to high-quality counterparties, including Formosa Petrochemical Corporation, Sinochem Group, SK Shipping, DOSCO (a wholly owned subsidiary of COSCO) or their affiliates, with an average remaining charter period of approximately 7.4 years. As of September 10, 2010, we have charters covering 89.1% of available days in 2010, 80.2% of available days in 2011 and 59.3% of available days in 2012, based on estimated scheduled delivery dates for vessels under construction.

Our principal focus is the transportation of crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals. We will seek to establish a leadership position by leveraging the established expertise and reputation of Navios Holdings for maintaining high standards of performance, risk management, reliability and safety. Navios Holdings has a long track record in the drybulk shipping and logistics industries and has developed strong relationships with charterers, financing sources and shipping industry participants. We believe that our modern fleet and the Navios brand name should allow us to charter-out our vessels for long periods of time and to high-quality counterparties. In addition, by leveraging the managerial support and the purchasing power of Navios Holdings, we believe that we can operate our business efficiently and cost effectively. Our business model is to seek to generate stable and predictable cash flows through our contracted revenues and ability to operate our fleet at costs below the industry average for vessels of a similar type.

Our Fleet

Navios Acquisition owns 20 crude oil, product tanker and chemical vessels with options to acquire two additional vessels.

All eight of the vessels that we have taken delivery of, as well as the VLCC tanker that we expect to take delivery of in the second quarter of 2011, are chartered-out on long-term contracts with fixed base rates. The charter contracts of seven of our nine currently chartered vessels have profit sharing arrangements, which allow us to capture increased earnings during strong freight markets, while ensuring a minimum base charter rate in any market environment.

Our fleet also includes 11 newbuilding vessels not currently delivered. As these vessels near completion and delivery, we expect to charter these vessels under long, medium and short-term charters, subject to market conditions. As a result of the planned deliveries, our available days of 1,166 in 2010 will grow to 5,555 available days in 2012 and 7,300 in 2013, when all 20 vessels are in operation for a full year.

Our consolidated fleet as of September 10, 2010 consisted of the following:

Vessel	Type	DWT	Built/Delivery Date	Net Charter Rate		Expiration Date	Profit Share
				($ per day)

Owned Vessels
Colin Jacob	LR 1	74,671	2007	17,000		June 2013	50% above $17,000
Ariadne Jacob	LR 1	74,671	2007	17,000		July 2013	50% above $17,000
Shinyo Splendor (1)	VLCC	306,474	1993	38,019		5/18/2014	None
Shinyo Navigator (1)	VLCC	300,549	1996	42,705		12/18/2016	None
C. Dream (1)	VLCC	298,570	2000	29,625	(2)	3/15/2019	50% above $30,000 40% above $40,000
Shinyo Ocean (1)	VLCC	281,395	2001	38,400		1/10/2017	50% above $43,500
Shinyo Kannika (1)	VLCC	287,175	2001	38,025		2/17/2017	50% above $44,000
Shinyo Saowalak (1)	VLCC	298,000	2010	48,153		6/15/2025	35% above $54,388 40% above $59,388 50% above $69,388
Owned Vessels to be Delivered
Nave Cosmos	Chemical Tanker	25,000	Q4 2010
Nave Polaris	Chemical Tanker	25,000	Q4 2010
Shinyo Kieran	VLCC	298,000	Q2 2011	48,153		6/15/2026	35% above $54,388 40% above $59,388 50% above $69,388
TBN	LR 1	75,000	Q4 2011
TBN	LR 1	75,000	Q4 2011
TBN	MR 2	50,000	Q1 2012
TBN	MR 2	50,000	Q2 2012
TBN	MR 2	50,000	Q3 2012
TBN	MR 2	50,000	Q3 2012
TBN	MR 2	50,000	Q4 2012
TBN	MR 2	50,000	Q4 2012
TBN	MR 2	50,000	Q4 2012
Options to Acquire Vessels(3)
TBN	LR 1	75,000	Q4 2012
TBN	LR 1	75,000	Q4 2012

(1)	Denotes Mortgaged Vessels mortgaged in favor of the trustee to secure the notes offered hereby.
(2)	Vessel sub-chartered at $34,843 per day over the next two years.
(3)	Our options to acquire these two LR1 vessels expire at the end of January 2011.

Competitive Strengths

We believe that the following strengths will allow us to maintain a competitive advantage within the international shipping market:

Modern, High-Quality Fleet. We own a large fleet of modern, high-quality double-hull tankers that are designed for enhanced safety and low operating costs. We believe that the increased enforcement of stringent environmental standards currently being imposed throughout the world has resulted in a shift in major charterers’ preference towards greater use of modern double-hull vessels. The average age of our VLCC fleet was 8.8 years as of September 10, 2010, compared to the industry average of 8.7 years. We also have a large proportion of newbuild product and chemical tankers in our fleet. Since our inception, we have committed to and have fully financed investments (as described below) of over $1.0 billion, including investments of approximately $0.5 billion in newbuilding constructions. Once we have taken delivery of all of our vessels, scheduled to occur by the end of the fourth quarter of 2012, the average age of our fleet will be 4.8 years. We believe that owning and maintaining a modern, high-quality fleet reduces off-hire time and operating costs, improves safety and environmental performance and provides us with a competitive advantage in securing employment for our vessels.

Operating Visibility Through Contracted Revenues. All the vessels we have taken delivery of, as well as one that we will take delivery of in the second quarter of 2011, are chartered out with an average remaining charter period of approximately 7.4 years, and we believe our existing charter coverage provides us with predictable, contracted revenues and operating visibility. As of September 10, 2010, we have charters covering 89.1% of available days in 2010, 80.2% of available days in 2011 and 59.3% of available days in 2012, based on estimated scheduled delivery dates for vessels under construction. The charter arrangements for our seven VLCC tankers and two contracted LR1 tankers represent at least $32.6 million in 2010, $107.0 million in 2011 and $116.1 million in 2012 of aggregate contracted net charter revenue, exclusive of any profit sharing The fixed revenue provided by the charter contracts that we currently have in place are expected to be able to cover the total cash expenses (including the operating expenses, estimated debt service requirements and corporate overhead) of our entire existing or contracted fleet as it is delivered over 2010, 2011 and 2012.

Diversified Fleet. Our diversified fleet, which includes VLCC product and chemical tankers, allows us to serve our customers’ international crude oil, petroleum product and liquid bulk chemical transportation needs. VLCC tankers transport crude oil and operate on primarily long-haul trades from the Arabian Gulf to the Far East, North America and Europe. Product tankers transport a large number of different refined oil products, such as naphtha, gasoline, kerosene, jetfuel and gasoil, and principally operate on short- to medium-haul routes. Chemical tankers transport primarily organic and inorganic chemicals, vegetable oils and animal fats. We believe that our fleet of vessels servicing the crude oil, product and chemical tanker transportation sectors provides us with more balanced exposure to oil and commodities and more diverse opportunities to generate revenues than would a focus on any single shipping sector.

Hiqh-Quality Counterparties. Our strategy is to charter our vessels to international oil companies, refiners and large vessel operators under long, medium and short-term charters. We are committed to providing safe and quality transportation services and developing and maintaining long-term relationships with our customers, and we believe that our modern fleet will allow us to charter-out our vessels to high-quality counterparties and for long periods of time. Our current charterers include Dalian Ocean Shipping Company (“DOSCO”), a wholly owned subsidiary of COSCO, one of China’s largest state-owned enterprises specializing in global shipping, logistics and ship building and repairing, Sinochem, a “Fortune Global 500” company; Formosa Petrochemical Corporation, a leading Taiwanese energy company; and SK Shipping Company Limited, a leading Korean shipowner and transportation company and part of the Korean multinational business conglomerate, the SK Group; or their affiliates.

An Experienced Management Team and a Strong Brand. We have an experienced management team that we believe is well regarded in the shipping industry. The members of our management team have considerable experience in the shipping and financial industries. We also believe that we will be able to leverage the management structure at Navios Holdings, which benefits from a reputation for reliability and performance and operational experience in both the tanker and drybulk markets. Our management team is led by Angeliki Frangou, our Chairman and Chief Executive Officer, who has over 20 years of experience in the shipping industry. Ms. Frangou is also the Chairman & CEO of Navios Holdings and Navios Partners and has been a Chief Executive Officer of various shipping and finance companies in the past. Ms. Frangou is a member of a number of recognized shipping committees. We believe that our well respected management team and strong brand may present us with market opportunities not afforded to other industry participants.

Business Strategy

We seek to generate predictable and growing cash flow through the following:

Strategically Manage Sector Exposure. We intend to operate a fleet of crude carriers and product and chemical tankers, which we believe will provide us with diverse opportunities with a range of producers and consumers. As we grow our fleet, we expect to adjust our relative emphasis among the crude oil, product and chemical tanker sectors according to our view of the relative opportunities in these sectors. We believe that having a mixed fleet of tankers provides the flexibility to adapt to changing market conditions and will allow us to capitalize on sector-specific opportunities through varying economic cycles.

Enhance Operating Visibility With Charter-Out Strategy. We believe that we are a safe, cost-efficient operator of modern and well-maintained tankers. We also believe that these attributes, together with our strategy of proactively working towards meeting our customers’ chartering needs, will contribute to our ability to attract leading charterers as customers and to our success in obtaining attractive long-term charters. We will also seek profit sharing arrangements in our long-term time charters, to provide us with potential incremental revenue above the contracted minimum charter rates. Depending on then applicable market conditions, we intend to deploy our vessels to leading charterers on a mix of long, medium and short-term time charters, with a greater emphasis on long-term charters and profit sharing. We believe that this chartering strategy will afford us opportunities to capture increased profits during strong charter markets, while benefiting from the relatively stable cash flows and high utilization rates associated with longer term time charters. As of September 10, 2010, we have charters covering 89.1% of available days in 2010, 80.2% of available days in 2011 and 59.3% of available days in 2012, based on estimated scheduled delivery dates for vessels under construction. We will look to secure employment for the newbuilding product and chemical tankers we have acquired over the next two years, as we draw nearer to taking delivery of the vessels.

Maintain a Strong Balance Sheet and Flexible Capital Structure. We believe our strong balance sheet and relationships with commercial and other banks provide us with significant financial flexibility. As of September 20, 2010, we had fully financed the $1,044.7 million total acquisition price of our 13 product and chemical tankers and seven VLCC tankers with:

•	$844.3 million of debt ($638.9 million incurred as of the closing of the acquisition of the product and chemical tankers and the VLCC vessels),

•	$11.0 million by the issuance of Navios Acquisition common shares to the Seller in connection with the acquisition of VLCC tankers and

•	$189.4 million in cash ($140.0 million paid as of the closing of the acquisition of the VLCC owning subsidiaries).

Of these amounts, we have $254.8 million remaining to be paid prior to delivery of the remaining vessels in our current fleet, for which we have $205.4 million of available debt financing and approximately $49.4 million of cash available for this purpose. For nine of the 12 of our vessels which are under construction, we have vessel specific credit facilities in place to fund remaining payments thereon. We have $131.2 million remaining payments relating to the Shinyo Kieran to be delivered in the second quarter of 2011 and the two LR1 vessels to be delivered in the fourth quarter of 2011. We expect to fund these payments through a combination of cash-on-hand, borrowings under our revolving facility and a term loan facility of up to $90.0 million for which we have received a commitment letter. See “Description of Other Indebtedness” and “Operating and Financial Review and Prospects—Liquidity and Capital Resources.” We believe that our relationship with Navios Holdings has enabled us to access attractive debt financing, with a weighted average term loan margin of only 2.78% and a favorable weighted average amortization profile of 13 years.

Capitalize on Low Vessel Prices. We intend to grow our fleet using Navios Holdings’ global network of relationships and long experience in the marine transportation industry to make selective acquisitions of young, high-quality, modern, double-hulled vessels in the crude oil, product and chemical tanker transportation sectors. We are focused on purchasing tanker assets at favorable prices. We believe that the recent financial crisis and developments in the marine transportation industry created significant opportunities to acquire vessels in the tanker market near historically low prices on an inflation adjusted basis. Developments in the banking industry continue to limit the availability of credit to shipping industry participants, creating opportunities for well-capitalized companies with access to additional available financing. Although there has been a trend towards consolidation over the past 15 years, the tanker market remains fragmented. In the ordinary course of our business, we engage in the evaluation of potential candidates for acquisitions and strategic transactions.

Implement and Sustain a Competitive Cost Structure. Pursuant to a Management Agreement, Navios Tankers Management Inc. (the “Manager”), a subsidiary of Navios Holdings, coordinates and oversees the commercial, technical and administrative management of our fleet. The current technical manager of the VLCC vessels, an affiliate of the seller of such vessels, is a technical ship management company that has provided technical management to the VLCC vessels prior to the consummation of the acquisition of the VLCC vessels. This technical manager will continue to provide such services for an interim period subsequent to the closing of such acquisition, after which the technical management of our fleet is expected to be provided solely by the Manager. We believe that the Manager will be able to do so at rates competitive with those that would be available to us through independent vessel management companies. For example, pursuant to our management agreement with Navios Holdings, management fees of our vessels are fixed for the first two years of the agreement. We believe this external management arrangement will enhance the scalability of our business by allowing us to grow our fleet without incurring significant additional overhead costs. We believe that we will be able to leverage the economies of scale of Navios Holdings and manage operating, maintenance and corporate costs. At the same time, we believe the young age and high-quality of the vessels in our fleet, coupled with Navios Holdings’ safety and environmental record, will position us favorably within the crude oil, product and chemical tanker transportation sectors with our customers and for future business opportunities.

Leverage the Experience, Brand, Network and Relationships of Navios Holdings. We intend to capitalize on the global network of relationships that Navios Holdings has developed during its long history of investing and operating in the marine transportation industry. This includes decades-long relationships with leading charterers, financing sources and key shipping industry players. When charter markets and vessel prices are depressed and vessel financing is difficult to obtain, as is currently the case, we believe the relationships and experience of Navios Holdings and its management enhances our ability to acquire young, technically advanced vessels at cyclically low prices and employ them under attractive charters with leading charterers. Navios Holdings’ long involvement and reputation for reliability in the Asia Pacific region have also allowed it to develop privileged relationships with many of the largest institutions in Asia. Through its established reputation and relationships, Navios Holdings has had access to opportunities not readily available to most other industry participants that lack Navios Holdings’ brand recognition, credibility and track record.

Benefit from Navios Holdings’ Leading Risk Management Practices and Corporate Managerial Support. Risk management requires the balancing of a number of factors in a cyclical and potentially volatile environment. Fundamentally, the challenge is to appropriately allocate capital to competing opportunities of owning or chartering vessels. In part, this requires a view of the overall health of the market, as well as an understanding of capital costs and returns. Navios Holdings actively engages in assessing financial and other risks associated with fluctuating market rates, fuel prices, credit risks, interest rates and foreign exchange rates.

Navios Holdings closely monitors credit exposure to charterers and other counterparties. Navios Holdings has established policies designed to ensure that contracts are entered into with counterparties that have appropriate credit history. Counterparties and cash transactions are limited to high-credit, quality-collateralized corporations and financial institutions. Navios Holdings has strict guidelines and policies that are designed to limit the amount of credit exposure. We believe that Navios Acquisition will benefit from these established policies. In addition, we are exploring the possibility of participating in credit risk insurance currently available to Navios Holdings. Navios Holdings has insured its charter-out contracts through a “AA+” rated governmental agency of a European Union member state, which provides that if the charterer goes into payment default, the insurer will reimburse it for the charter payments under the terms of the policy for the remaining term of the charter-out contract (subject to applicable deductibles and other customary limitations for insurance). While we may seek to benefit from such insurance, no assurance can be provided that we will qualify for or choose to obtain this insurance.

RISK FACTORS

The following factors should be considered carefully in evaluating whether to purchase our securities. These factors should be considered in conjunction with any other information included or incorporated by reference herein or which may be provided supplementally with this prospectus, including in conjunction with forward-looking statements made herein. See “Where You Can Find Additional Information” on page 57.

Risks Relating to Our Business

We have no combined operating history, and you will not have any basis on which to evaluate our ability to achieve our business objectives. We may not operate profitably in the future.

We are a company with minimal operating results to date other than completing our initial public offering and the vessel acquisitions described elsewhere herein. Since we do not have a lengthy operating history, you will have no basis upon which to evaluate our ability to achieve our business objectives. We completed our initial public offering on July 1, 2008. Pursuant to the Acquisition Agreement dated April 8, 2010 and approved by our stockholders on May 25, 2010, we completed the acquisition of certain product and chemical tankers from Navios Holdings. Two of the 13 vessels were delivered in the second and third quarter of 2010, with the remaining vessels under the Acquisition Agreement scheduled to be delivered in the future. The vessels acquired with the Product and Chemical Tanker Acquisition have no operating history, and the two vessels delivered in the second and third quarters of 2010 have only recently been chartered. On September 10, 2010, we completed the VLCC vessel acquisition, with the six vessels already operating and with one of the seven vessels scheduled to be delivered in the future. Our historical financial statements do not reflect the combined operating results of the two acquisitions we have completed. Furthermore, the combined historical financial statements of the subsidiaries owning the seven VLCC vessels do not necessarily reflect the actual results of operations, financial position and cash flow that we would have had if we had operated those subsidiaries as part of our business during such periods or of our future results. Accordingly, our financial statements may not provide a meaningful basis for you to evaluate our operations and ability to be profitable in the future. We cannot assure you that we will be able to implement our business strategy and thus we may not be profitable in the future.

Delays in deliveries of our newbuild vessels, or our decision to cancel, or our inability to otherwise complete the acquisitions of any newbuildings we may decide to acquire in the future, could harm our operating results and lead to the termination of any related charters.

Our newbuilding vessels, as well as any newbuildings we may contract to acquire or order in the future, could be delayed, not completed or canceled, which would delay or eliminate our expected receipt of revenues under any charters for such vessels. The shipbuilder or third party seller could fail to deliver the newbuilding vessel or any other vessels we acquire or order, or we could cancel a purchase or a newbuilding contract because the shipbuilder has not met its obligations, including its obligation to maintain agreed refund guarantees in place for our benefit. For prolonged delays, the customer may terminate the time charter.

Our receipt of newbuildings could be delayed, canceled, or otherwise not completed because of:

•	quality or engineering problems or failure to deliver the vessel in accordance with the vessel specifications;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	work stoppages or other labor disturbances at the shipyard;

•	bankruptcy or other financial or liquidity problems of the shipbuilder;

•	a backlog of orders at the shipyard;

•	political or economic disturbances in the country or region where the vessel is being built;

•	weather interference or catastrophic event, such as a major earthquake or fire;

•	shortages of or delays in the receipt of necessary construction materials, such as steel; and

•	our inability to finance the purchase of the vessel.

If delivery of any newbuild vessel acquired, or any vessel we contract to acquire in the future is materially delayed, it could materially adversely affect our results of operations and financial condition.

If we fail to manage our planned growth properly, we may not be able to expand our fleet successfully, which may adversely affect our overall financial position.

While we have no specific plans to further expand our fleet, we do intend to continue to expand our fleet in the future. Our growth will depend on:

•	locating and acquiring suitable vessels;

•	identifying reputable shipyards with available capacity and contracting with them for the construction of new vessels;

•	integrating any acquired vessels successfully with our existing operations;

•	enhancing our customer base;

•	managing our expansion; and

•	obtaining required financing, which could include debt, equity or combinations thereof.

Additionally, the marine transportation and logistics industries are capital intensive, traditionally using substantial amounts of indebtedness to finance vessel acquisitions, capital expenditures and working capital needs. If we finance the purchase of our vessels through the issuance of debt securities, it could result in:

•	default and foreclosure on our assets if our operating cash flow after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contained covenants that required the maintenance of certain financial ratios or reserves and any such covenant were breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security was payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contained covenants restricting our ability to obtain additional financing while such security was outstanding.

In addition, our business plan and strategy is predicated on buying vessels in a distressed market at what we believe is near the low end of the cycle in what has typically been a cyclical industry. However, there is no assurance that shipping rates and vessels asset values will not sink lower, or that there will be an upswing in shipping costs or vessel asset values in the near-term or at all, in which case our business plan and strategy may not succeed in the near-term or at all. Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in growing and may incur significant expenses and losses.

We may not have adequate insurance to compensate us for damage to or loss of our vessels, which may have a material adverse effect on our financial condition and results of operation.

We procure hull and machinery insurance, protection and indemnity insurance, which includes environmental damage and pollution insurance coverage and war risk insurance for our fleet. We cannot assure you that we will maintain for all of our vessels insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions that may increase our costs or lower our revenue. Moreover, insurers may default on claims they are required to pay. If our insurance is not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations.

The loss of key members of our senior management team could disrupt the management of our business.

We believe that our success depends on the continued contributions of the members of our senior management team, including Ms. Angeliki Frangou, our Chairman and Chief Executive Officer. The loss of the services of Ms. Frangou or one of our other executive officers or senior management members could impair our ability to identify and secure new charter contracts, to maintain good customer relations and to otherwise manage our business, which could have a material adverse effect on our financial performance and our ability to compete.

We may face unexpected maintenance costs, which could materially adversely affect our business, financial condition and results of operations.

If our vessels suffer damage or require upgrade work, they may need to be repaired at a drydocking facility. Our vessels may occasionally require upgrade work in order to maintain their classification society rating or as a result of changes in regulatory requirements. In addition, our vessels will be off-hire periodically for intermediate surveys and special surveys in connection with each vessel’s certification by its classification society. The costs of drydock repairs are unpredictable and can be substantial and the loss of earnings while these vessels are being repaired and reconditioned, as well as the actual cost of these repairs, would decrease our earnings. Our insurance generally only covers a portion of drydocking expenses resulting from damage to a vessel and expenses related to maintenance of a vessel will not be reimbursed. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility on a timely basis or may be forced to move a damaged vessel to a drydocking facility that is not conveniently located to the vessel’s position. The loss of earnings while any of our vessels are forced to wait for space or to relocate to drydocking facilities that are far away from the routes on which our vessels trade would further decrease our earnings.

For example, in January 2009, one of the vessels we acquired, Shinyo Splendor, was scheduled for a special survey during which steel renewal work was to be undertaken at a Chinese state-owned shipyard. Due to a shortage of workers to service the vessel during the Chinese New Year period and inclement weather during repairs, the steel renewal work took longer than expected and the Shinyo Splendor was drydocked for more than the scheduled 30 days.

We are dependent on a subsidiary of Navios Holdings for the technical and commercial management of our fleet, which may create conflicts of interest.

As we subcontract the technical and commercial management of our fleet, including crewing, maintenance and repair, to our manager, a subsidiary of Navios Holdings, and on an interim basis to another third party manager, the loss of these services or the failure of such subsidiary to perform these services could materially and adversely affect the results of our operations. Although we may have rights against such subsidiary if it defaults on its obligations to us, you will have no recourse directly against it. Further, we expect that we will need to seek approval from our respective lenders to change our commercial and technical managers.

Navios Holdings has responsibilities and relationships to owners other than Navios Acquisition that could create conflicts of interest between us and Navios Holdings or such subsidiary. These conflicts may arise in connection with the provision of chartering services to us for our fleet versus carriers managed by Navios Holdings’ subsidiaries or other companies affiliated with Navios Holdings.

We rely on our technical managers to provide essential services to our vessels and run the day-to-day operations of our vessels.

Pursuant to technical management agreements, which involve overseeing the construction of a vessel, as well as subsequent shipping operations throughout the life of a vessel, our current technical manager provides services essential to the business of our vessels, including vessel maintenance, crewing, purchasing, shipyard supervision, insurance and assistance with vessel regulatory compliance. The current technical manager of the VLCC vessels, an affiliate of the Seller of such vessels, is a technical ship management company that has provided technical management to the acquired VLCC vessels prior to the consummation of the acquisition. This technical manager will continue to provide such services for an interim period subsequent to the closing of the VLCC vessel acquisition, after which the technical management of our fleet is expected to be provided directly by a subsidiary of Navios Holdings. However, in the event Navios Holdings does not obtain the required vetting approvals, it will not be able to take over technical management. Our operational success and ability to execute our strategy will depend significantly upon the satisfactory performance of these services by the current technical manager, and, subsequently, by the Navios Holdings’ subsidiary. The failure of either of these technical managers to perform these services satisfactorily and/or the failure of the Navios Holdings’ subsidiary to garner the approvals necessary to become our technical manager for the VLCC vessels could have a material adverse effect on our business, financial condition and results of operations.

Our vessels may be subject to unbudgeted periods of off-hire, which could materially adversely affect our business, financial condition and results of operations.

Under the terms of the charter agreements under which our vessels operate, or are expected to operate in the case of the newbuilding, when a vessel is “off-hire,” or not available for service or otherwise deficient in its condition or performance, the charterer generally is not required to pay the hire rate, and we will be responsible for all costs (including the cost of bunker fuel) unless the charterer is responsible for the circumstances giving rise to the lack of availability. A vessel generally will be deemed to be off-hire if there is an occurrence preventing the full working of the vessel due to, among other things:

•	operational deficiencies;

•	the removal of a vessel from the water for repairs, maintenance or inspection, which is referred to as drydocking;

•	equipment breakdowns;

•	delays due to accidents or deviations from course;

•	occurrence of hostilities in the vessel’s flag state or in the event of piracy;

•	crewing strikes, labor boycotts, certain vessel detentions or similar problems; or

•	our failure to maintain the vessel in compliance with its specifications, contractual standards and applicable country of registry and international regulations or to provide the required crew.

Risks Relating to Our Industry

The cyclical nature of the tanker industry may lead to volatility in charter rates and vessel values, which could materially adversely affect our future earnings.

Oil has been one of the world’s primary energy sources for a number of decades. The global economic growth of previous years had a significant impact on the demand for oil and subsequently on the oil trade and shipping demand. However, during the second half of 2008 and throughout 2009, the world’s economies experienced a major economic slowdown with effects that are ongoing, the duration of which is very difficult to forecast and which has, and is expected to continue to have, a significant impact on world trade, including the oil trade. If the tanker market, which has historically been cyclical, is depressed in the future, our earnings and available cash flow may be materially adversely affected. Our ability to employ our vessels profitably will depend upon, among other things, economic conditions in the tanker market. Fluctuations in charter rates and tanker values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for liquid cargoes, including petroleum and petroleum products.

Historically, the crude oil markets have been volatile as a result of the many conditions and events that can affect the price, demand, production and transport of oil, including competition from alternative energy sources. Decreased demand for oil transportation may have a material adverse effect on our revenues, cash flows and profitability. The factors affecting the supply and demand for tankers are outside of our control, and the nature, timing and degree of changes in industry conditions are unpredictable. The current global financial crisis has intensified this unpredictability.

The factors that influence demand for tanker capacity include:

•	demand for and supply of liquid cargoes, including petroleum and petroleum products;

•	developments in international trade;

•	waiting days in ports;

•	changes in oil production and refining capacity and regional availability of petroleum refining capacity;

•	environmental and other regulatory developments;

•	global and regional economic conditions;

•	the distance chemicals, petroleum and petroleum products are to be moved by sea;

•	changes in seaborne and other transportation patterns, including changes in distances over which cargo is transported due to geographic changes in where oil is produced, refined and used;

•	competition from alternative sources of energy;

•	armed conflicts and terrorist activities;

•	political developments; and

•	embargoes and strikes.

The factors that influence the supply of tanker capacity include:

•	the number of newbuilding deliveries;

•	the scrapping rate of older vessels;

•	port or canal congestion;

•	the number of vessels that are used for storage or as floating storage offloading service vessels;

•	the conversion of tankers to other uses, including conversion of vessels from transporting oil and oil products to carrying drybulk cargo and the reverse conversion;

•	availability of financing for new tankers;

•	the phasing out of single-hull tankers due to legislation and environmental concerns;

•	the price of steel;

•	the number of vessels that are out of service;

•	national or international regulations that may effectively cause reductions in the carrying capacity of vessels or early obsolescence of tonnage; and

•	environmental concerns and regulations.

Furthermore, the extension of refinery capacity in India and the Middle East up to 2011 is expected to exceed the immediate consumption in these areas, and an increase in exports of refined oil products is expected as a result. Historically, the tanker markets have been volatile as a result of the many conditions and factors that can affect the price, supply and demand for tanker capacity. The recent global economic crisis may further reduce demand for transportation of oil over long distances and supply of tankers that carry oil, which may materially affect our future revenues, profitability and cash flows.

We believe that the current order book for tanker vessels represents a significant percentage of the existing fleet. An over-supply of tanker capacity may result in a reduction of charter hire rates. If a reduction in charter rates occurs, we may only be able to charter our vessels at unprofitable rates or we may not be able to charter these vessels at all, which could lead to a material adverse effect on our results of operations.

Charter rates in the crude oil, product and chemical tanker sectors of the seaborne transportation industry in which we operate have significantly declined from historically high levels in 2008 and may remain depressed or decline further in the future, which may adversely affect our earnings.

Charter rates in the crude oil, product and chemical tanker sectors have significantly declined from historically high levels in 2008 and may remain depressed or decline further. For example, the Baltic Dirty Tanker Index declined from a high of 2,347 in July 2008 to 655 in mid-November 2009, which represents a decline of approximately 72%. It has traded in that range since and stands at 690 as of early September 2010. The Baltic Clean Tanker Index has fallen from 1,509 in the early summer of 2008 to 457 in mid-November 2009, or approximately 70%. It has since rallied to 656 as of early September 2010. Of note is that Chinese imports of crude oil have steadily increased from 3 million barrels per day in 2008 to about 5 million barrels per day in August 2010. If the tanker sector of the seaborne transportation industry, which has been highly cyclical, is depressed in the future at a time when we may want to sell a vessel, our earnings and available cash flow may be adversely affected. We cannot assure you that we will be able to successfully charter our vessels in the future at rates sufficient to allow us to operate our business profitably or to meet our obligations, including payment of debt service to our lenders. Our ability to renew the charters on vessels that we may acquire in the future, the charter rates payable under any replacement charters and vessel values will depend upon, among other things, economic conditions in the sector in which our vessels operate at that time, changes in the supply and demand for vessel capacity and changes in the supply and demand for the seaborne transportation of energy resources and commodities.

Spot market rates for tanker vessels are highly volatile and are currently at relatively low levels historically and may further decrease in the future, which may adversely affect our earnings in the event that our vessels are chartered in the spot market.

We intend to deploy at least some of our vessels in the spot market. Although spot chartering is common in the product and chemical tanker sectors, product and chemical tanker charter hire rates are highly volatile and may fluctuate significantly based upon demand for seaborne transportation of crude oil and oil products and chemicals, as well as tanker supply. The world oil demand is influenced by many factors, including international economic activity; geographic changes in oil production, processing, and consumption; oil price levels; inventory policies of the major oil and oil trading companies; and strategic inventory policies of countries such as the United States and China. The successful operation of our vessels in the spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. Furthermore, as charter rates for spot charters are fixed for a single voyage that may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

The spot market is highly volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. Currently, charter hire rates are at relatively low rates historically and there is no assurance that the crude oil, product and chemical tanker charter market will recover over the next several months or will not continue to decline further.

Our six on-the-water VLCC vessels are contractually committed to time charters, with the remaining terms of these charters expiring during the period from and including 2014 through 2025. The acquired newbuilding is expected to operate on a charter that expires during 2026. Although time charters generally provide reliable revenue, they will also limit the portion of our fleet available for spot market voyages. We are not permitted to unilaterally terminate the charter agreements of the VLCC vessels due to upswings in the tanker industry cycle, when spot market voyages might be more profitable. We may also decide to sell a vessel in the future. In such a case, should we sell a vessel that is committed to a long-term charter, we may not be able to realize the full charter free fair market value of the vessel during a period when spot market charters are more profitable than the charter agreement under which the vessel operates. We may re-charter the VLCC vessels on long-term charters or charter them in the spot market upon expiration or termination of the vessels’ current charters. If we are not able to employ the VLCC vessels profitably under time charters or in the spot market, our results of operations and operating cash flow may suffer.

Any decrease in shipments of crude oil from the Arabian Gulf or West Africa may materially adversely affect our financial performance.

The demand for VLCC oil tankers derives primarily from demand for Arabian Gulf and West African crude oil, which, in turn, primarily depends on the economies of the world’s industrial countries and competition from alternative energy sources. A wide range of economic, social and other factors can significantly affect the strength of the world’s industrial economies and their demand for Arabian Gulf and West African crude oil.

Among the factors that could lead to a decrease in demand for exported Arabian Gulf and West African crude oil are:

•	increased use of existing and future crude oil pipelines in the Arabian Gulf or West African regions;

•	a decision by the Organization of the Petroleum Exporting Countries (“OPEC”) to increase its crude oil prices or to further decrease or limit their crude oil production;

•	armed conflict or acts of piracy in the Arabian Gulf or West Africa and political or other factors;

•	increased oil production in other regions, such as Russia and Latin America; and

•	the development and the relative costs of nuclear power, natural gas, coal and other alternative sources of energy.

Any significant decrease in shipments of crude oil from the Arabian Gulf or West Africa may materially adversely affect our financial performance.

Eight of the vessels we acquired are secondhand vessels, and we may acquire more secondhand vessels in the future. The acquisition and operation of such vessels may result in increased operating costs and vessel off-hire, which could materially adversely affect our earnings.

Two of the LR1 product tanker vessels and six of the VLCC vessels that we acquired are secondhand vessels, and we may acquire more secondhand vessels in the future. Our inspection of secondhand vessels prior to purchase does not provide us with the same knowledge about their condition and cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. Generally, we will not receive the benefit of warranties on secondhand vessels.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Due to improvements in engine technology, older vessels are typically less fuel efficient and more costly to maintain than more recently constructed vessels. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage or the geographic regions in which we may operate. We cannot predict what alterations or modifications our vessels may be required to undergo in the future. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Although we have considered the age and condition of the vessels in budgeting for operating, insurance and maintenance costs, we may encounter higher operating and maintenance costs due to the age and condition of these vessels, or any additional vessels we acquire in the future. The age of some of the VLCC vessels may result in higher operating costs and increased vessel off-hire periods relative to our competitors that operate newer fleets, which could have a material adverse effect on our results of operations.

Our growth depends on continued growth in demand for crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals and the continued demand for seaborne transportation of such cargoes.

Our growth strategy focuses on expansion in the crude oil, product and chemical tanker sectors. Accordingly, our growth depends on continued growth in world and regional demand for crude oil, refined petroleum (clean and dirty) products and bulk liquid chemicals and the transportation of such cargoes by sea, which could be negatively affected by a number of factors, including:

•	the economic and financial developments globally, including actual and projected global economic growth;

•	fluctuations in the actual or projected price of crude oil, refined petroleum (clean and dirty) products or bulk liquid chemicals;

•	refining capacity and its geographical location;

•	increases in the production of oil in areas linked by pipelines to consuming areas, the extension of existing, or the development of new, pipeline systems in markets we may serve, or the conversion of existing non-oil pipelines to oil pipelines in those markets;

•	decreases in the consumption of oil due to increases in its price relative to other energy sources, other factors making consumption of oil less attractive or energy conservation measures;

•	availability of new, alternative energy sources; and

•	negative or deteriorating global or regional economic or political conditions, particularly in oil-consuming regions, which could reduce energy consumption or its growth.

The refining and chemical industries may respond to the economic downturn and demand weakness by reducing operating rates and by reducing or cancelling certain investment expansion plans, including plans for additional refining capacity, in the case of the refining industry. Continued reduced demand for refined petroleum (clean and dirty) products and bulk liquid chemicals and the shipping of such cargoes or the increased availability of pipelines used to transport refined petroleum (clean and dirty) products, would have a material adverse effect on our future growth and could harm our business, results of operations and financial condition.

Our growth depends on our ability to obtain customers, for which we face substantial competition. In the highly competitive VLCC shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.

We will employ the VLCC vessels in the highly competitive product and chemical tanker sectors of the shipping industry that is capital intensive and fragmented. Competition arises primarily from other vessel owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources and experience than us. Competition for the chartering of VLCCs can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charterers. Such competition has been enhanced as a result of the downturn in the shipping industry, which has resulted in an excess supply of vessels and reduced charter rates.

Medium- to long-term time charters and bareboat charters have the potential to provide income at pre-determined rates over more extended periods of time. However, the process for obtaining longer term time charters and bareboat charters is highly competitive and generally involves a lengthy, intensive and continuous screening and vetting process and the submission of competitive bids that often extends for several months. In addition to the quality, age and suitability of the vessel, longer term shipping contracts tend to be awarded based upon a variety of other factors relating to the vessel operator. Competition for the transportation of refined petroleum products (clean and dirty) and bulk liquid chemicals can be intense and depends on price, location, size, age, condition and acceptability of the vessel and our managers to the charterers.

In addition to having to meet the stringent requirements set out by charterers, it is likely that we will also face substantial competition from a number of competitors who may have greater financial resources, stronger reputations or experience than we do when we try to recharter our vessels. It is also likely that we will face increased numbers of competitors entering into the crude oil product and chemical tanker sectors, including in the ice class sector. Increased competition may cause greater price competition, especially for medium- to long-term charters. Due in part to the highly fragmented markets, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets than ours.

As a result of these factors, we may be unable to obtain customers for medium- to long-term time charters or bareboat charters on a profitable basis, if at all. Even if we are successful in employing our vessels under longer term time charters or bareboat charters, our vessels will not be available for trading in the spot market during an upturn in the product and chemical tanker market cycle, when spot trading may be more profitable. If we cannot successfully employ our vessels in profitable time charters our results of operations and operating cash flow could be adversely affected.

The market values of our vessels, which have declined from historically high levels, may fluctuate significantly, which could cause us to breach covenants in our credit facilities and result in the foreclosure of certain of our vessels. Depressed vessel values could also cause us to incur impairment charges.

Due to the sharp decline in world trade and tanker charter rates, the market values of our contracted newbuildings and of tankers generally, are currently significantly lower than prior to the downturn in the second half of 2008. Vessel values may remain at current low, or lower, levels for a prolonged period of time and can fluctuate substantially over time due to a number of different factors, including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	competition from other shipping companies;

•	types and sizes of vessels;

•	supply and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental or other regulations; and

•	technological advances.

If the market values of our owned vessels decrease, we may breach covenants contained in our secured credit facilities. If we breach such covenants and are unable to remedy any relevant breach, our lenders could accelerate our debt and foreclose on the collateral, including our vessels. Any loss of vessels would significantly decrease our ability to generate positive cash flow from operations and, therefore, service our debt. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, or a vessel is sold at a price below its book value, we would incur a loss.

In addition, as vessels grow older, they generally decline in value. We will review our vessels for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. We review certain indicators of potential impairment, such as undiscounted projected operating cash flows expected from the future operation of the vessels, which can be volatile for vessels employed on short-term charters or in the spot market. Any impairment charges incurred as a result of declines in charter rates would negatively affect our financial condition and results of operations. In addition, if we sell any vessel at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel’s carrying amount on our financial statements, resulting in a loss and a reduction in earnings.

Future increases in vessel operating expenses, including rising fuel prices, could materially adversely affect our business, financial condition and results of operations.

Under our time charter agreements, the charterer is responsible for substantially all of the voyage expenses, including port and canal charges and fuel costs and we are generally responsible for vessel operating expenses. Vessel operating expenses are the costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts and repair and maintenance costs. In particular, the cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil, actions by members of OPEC and other oil and gas producers, war, terrorism and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations.

We receive a daily rate for the use of our vessels, which is fixed through the term of the applicable charter agreement. Our charter agreements do not provide for any increase in the daily hire rate in the event that vessel-operating expenses increase during the term of the charter agreement. The charter agreements for the six on-the-water VLCC vessels expire during the period from and including 2014 through 2025 and the VLCC newbuilding is expected to operate under a charter agreement that expires in 2026. Because of the long-term nature of these charter agreements, incremental increases in our vessel operating expenses over the term of a charter agreement will effectively reduce our operating income and, if such increases in operating expenses are significant, adversely affect our business, financial condition and results of operations.

The crude oil, product and chemical tanker sectors are subject to seasonal fluctuations in demand and, therefore, may cause volatility in our operating results.

The crude oil, product and chemical tanker sectors of the shipping industry have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The product and chemical tanker markets are typically stronger in the fall and winter months in anticipation of increased consumption of oil and natural gas in the northern hemisphere. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues are typically weaker during the fiscal quarters ended June 30 and September 30, and, conversely, typically stronger in fiscal quarters ended December 31 and March 31. Our operating results, therefore, may be subject to seasonal fluctuations.

The current global economic downturn may negatively impact our business.

In recent years, there has been a significant adverse shift in the global economy, with operating businesses facing tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets. Lower demand for tanker cargoes as well as diminished trade credit available for the delivery of such cargoes may create downward pressure on charter rates. If the current global economic environment persists or worsens, we may be negatively affected in the following ways:

•	We may not be able to employ our vessels at charter rates as favorable to us as historical rates or operate such vessels profitably.

•	The market value of our vessels could decrease significantly, which may cause us to recognize losses if any of our vessels are sold or if their values are impaired. In addition, such a decline in the market value of our vessels could prevent us from borrowing under our credit facilities or trigger a default under one of their covenants.

•	Charterers could have difficulty meeting their payment obligations to us.

If the contraction of the global credit markets and the resulting volatility in the financial markets continues or worsens that could have a material adverse impact on our results of operations, financial condition and cash flows, and could cause the market price of our common stock to decline.

The employment of our vessels could be adversely affected by an inability to clear the oil majors’ risk assessment process, and we could be in breach of our charter agreements with respect to the VLCC vessels.

The shipping industry, and especially the shipment of crude oil, refined petroleum products (clean and dirty) and bulk liquid chemicals, has been, and will remain, heavily regulated. The so-called “oil majors” companies, together with a number of commodities traders, represent a significant percentage of the production, trading and shipping logistics (terminals) of crude oil and refined products worldwide. Concerns for the environment have led the oil majors to develop and implement a strict ongoing due diligence process when selecting their commercial partners. This vetting process has evolved into a sophisticated and comprehensive risk assessment of both the vessel operator and the vessel, including physical ship inspections, completion of vessel inspection questionnaires performed by accredited inspectors and the production of comprehensive risk assessment reports. In the case of term charter relationships, additional factors are considered when awarding such contracts, including:

•	office assessments and audits of the vessel operator;

•	the operator’s environmental, health and safety record;

•	compliance with the standards of the International Maritime Organization (the “IMO”), a United Nations agency that issues international trade standards for shipping;

•	compliance with heightened industry standards that have been set by several oil companies;

•	shipping industry relationships, reputation for customer service, technical and operating expertise;

•	shipping experience and quality of ship operations, including cost-effectiveness;

•	quality, experience and technical capability of crews;

•	the ability to finance vessels at competitive rates and overall financial stability;

•	relationships with shipyards and the ability to obtain suitable berths;

•	construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

Under the terms of our charter agreements, our charterers require that these vessels and the technical manager are vetted and approved to transport oil products by multiple oil majors. Our failure to maintain any of our vessels to the standards required by the oil majors could put us in breach of the applicable charter agreement and lead to termination of such agreement, and could give rise to impairment in the value of our vessels.

Should we not be able to successfully clear the oil majors’ risk assessment processes on an ongoing basis, the future employment of our vessels, as well as our ability to obtain charters, whether medium- or long-term, could be adversely affected. Such a situation may lead to the oil majors’ terminating existing charters and refusing to use our vessels in the future, which would adversely affect our results of operations and cash flows.

Charterers may terminate or default on their obligations to us, which could materially adversely affect our results of operations and cash flow, and breaches of the charters may be difficult to enforce.

The loss of any of our customers, a customer’s failure to perform under any of the applicable charters, a customer’s termination of any of the applicable charters, the loss of any of our vessels or a decline in payments under the charters could have a material adverse effect on our business, results of operations and financial condition. In addition, the charterers of the VLCC vessels are based in, and have their primary assets and operations in, the Asia-Pacific region, including the People’s Republic of China. The charter agreements for the VLCC vessels are governed by English law and provide for dispute resolution in English courts or London-based arbitral proceedings. There can be no assurance that we would be able to enforce any judgments against these charterers in jurisdictions where they are based or have their primary assets and operations.

Even after a charter contract is entered, charterers may terminate charters early under certain circumstances. The events or occurrences that will cause a charter to terminate or give the charterer the option to terminate the charter generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel or the failure of the related vessel to meet specified performance criteria. In addition, the ability of a charterer to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the product and chemical tanker sectors of the shipping industry, the charter rates received for specific types of vessels and various operating expenses. We intend to purchase credit default insurance against our charterers; however, there can be no assurance that such insurance will be available at commercially reasonable rates or at all. The costs and delays associated with the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows and financial condition.

In addition, the charterers of our VLCC vessels are based in, and have their primary assets and operations in, the Asia-Pacific region, including the People’s Republic of China. The charter agreements for our VLCC vessels are governed by English law and provide for dispute resolution in English courts or London-based arbitral proceedings. There can be no assurance that we would be able to enforce any judgments against these charterers in jurisdictions where they are based or have their primary assets and operations.

We cannot predict whether our charterers will, upon the expiration of their charters, re-charter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to re-charter them on terms similar to our current charters or at all. In the future, we may also employ our vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market.

If we receive lower charter rates under replacement charters or are unable to re-charter all of our vessels, our results of operations and financial condition could be materially adversely affected.

If we experienced a catastrophic loss and our insurance is not adequate to cover such loss, it could lower our profitability and be detrimental to operations.

The ownership and operation of vessels in international trade is affected by a number of inherent risks, including mechanical failure, personal injury, vessel and cargo loss or damage, business interruption due to political conditions in foreign countries, hostilities, piracy, terrorism, labor strikes and/or boycotts adverse weather conditions and catastrophic marine disaster, including environmental accidents and collisions. All of these risks could result in liability, loss of revenues, increased costs and loss of reputation. We maintain insurance, consistent with industry standards, against these risks on our vessels and other business assets. However, we cannot assure you that we will be able to insure against all risks adequately, that any particular claim will be paid out of our insurance, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Our insurers will also require us to pay certain deductible amounts, before they will pay claims, and insurance policies may contain limitations and exclusions, which, although we believe will be standard for the shipping industry, may nevertheless increase our costs and lower our profitability. Additionally, any increase in environmental and other regulations may also result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage, pollution and other claims. Our inability to obtain insurance sufficient to cover potential claims or the failure of insurers to pay any significant claims could lower our profitability and be detrimental to our operations.

Furthermore, even if insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement ship in the event of a loss. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. In addition, our protection and indemnity associations may not have enough resources to cover claims made against them. Our payment of these calls could result in significant expenses to us, which could reduce our cash flows and place strains on our liquidity and capital resources.

We are subject to various laws, regulations and conventions, including environmental laws, that could require significant expenditures both to maintain compliance with such laws and to pay for any uninsured environmental liabilities resulting from a spill or other environmental disaster.

The shipping business and vessel operation are materially affected by government regulation in the form of international conventions, national, state and local laws, and regulations in force in the jurisdictions in which vessels operate, as well as in the country or countries of their registration. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations, or the impact thereof on the fair market price or useful life of our vessels. Changes in governmental regulations, safety or other equipment standards, as well as compliance with standards imposed by maritime self-regulatory organizations and customer requirements or competition, may require us to make capital and other expenditures. In order to satisfy any such requirements we may be required to take any of our vessels out of service for extended periods of time, with corresponding losses of revenues. In the future, market conditions may not justify these expenditures or enable us to operate our vessels, particularly older vessels, profitably during the remainder of their economic lives. This could lead to significant asset write-downs.

Additional conventions, laws and regulations may be adopted that could limit our ability to do business, require capital expenditures or otherwise increase our cost of doing business, which may materially adversely affect our operations, as well as the shipping industry generally. For example, in various jurisdictions legislation has been enacted, or is under consideration, that would impose more stringent requirements on air pollution and other ship emissions, including emissions of greenhouse gases and ballast water discharged from vessels. Pursuant to such legislation, we would be required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.

The operation of vessels is also affected by the requirements set forth in the International Safety Management (ISM) Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe vessel operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, and may result in a denial of access to, or detention in, certain ports.

For all vessels, including those operated under our fleet, at present, international liability for oil pollution is governed by the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention. In 2001, the IMO adopted the Bunker Convention, which imposes strict liability on shipowners for pollution damage and response costs incurred in contracting states caused by discharges, or threatened discharges, of bunker oil from all classes of ships. The Bunker Convention also requires registered owners of ships over a certain size to maintain insurance to cover their liability for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims 1976, as amended, or the 1976 Convention). The Bunker Convention became effective in contracting states on November 21, 2008 and at August 31, 2010 was in effect in 54 states. In non-contracting states, liability for such bunker oil pollution typically is determined by the national or other domestic laws in the jurisdiction where the spillage occurs.

We operate a fleet of product and chemical tankers, which in certain circumstances may be subject to national and international laws governing pollution from such vessels. When a tanker is carrying a cargo of “persistent oil” as defined by the Civil Liability Convention 1992 (“CLC”) her owner bears strict liability for any pollution damage caused in a contracting state by an escape or discharge from her cargo or from her bunker tanks. This liability is subject to a financial limit calculated by reference to the tonnage of the ship, and the right to limit liability may be lost if the spill is caused by the shipowner’s intentional or reckless conduct. Liability may also be incurred under CLC for a bunker spill from the vessel even when she is not carrying such a cargo, but is in ballast.

When a tanker is carrying clean oil products that do not constitute “persistent oil” for the purposes of CLC, liability for any pollution damage will generally fall outside the CLC and will depend on national or other domestic laws in the jurisdiction where the spillage occurs. The same principle applies to any pollution from the vessel in a jurisdiction which is not a party to the CLC. The CLC applies in over 100 states around the world, but it does not apply in the United States, where the corresponding liability laws are noted for being particularly stringent.

Environmental legislation in the United States merits particular mention as it is in many respects more onerous than international laws, representing a high-water mark of regulation with which ship owners and operators must comply, and of liability likely to be incurred in the event of non-compliance or an incident causing pollution. Such regulation may become even stricter if laws are changed as a result of the May 2010 oil spill in the Gulf of Mexico.

In the United States, the Oil Pollution Act of 1990, or OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills, including cargo or bunker oil spills from tankers. The OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone. Under the OPA, vessel owners, operators and bareboat charterers are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or substantial threats of discharges, of oil from their vessels. In addition to potential liability under the OPA as the relevant federal legislation, vessel owners may in some instances incur liability on an even more stringent basis under state law in the particular state where the spillage occurred. For example, California regulations prohibit the discharge of oil, require an oil contingency plan be filed with the state, require that the ship owner contract with an oil response organization and require a valid certificate of financial responsibility, all prior to the vessel entering state waters.

Outside of the United States, other national laws generally provide for the owner to bear strict liability for pollution, subject to a right to limit liability under applicable national or international regimes for limitation of liability. The most widely applicable international regime limiting maritime pollution liability is the 1976 Convention referred to above. Rights to limit liability under the 1976 Convention are forfeited where a spill is caused by a shipowner’s intentional or reckless conduct. Certain states jurisdictions have ratified the IMO’s Protocol of 1996 to the 1976 Convention, referred to herein as the Protocol of 1996. The Protocol of 1996 provides for substantially higher liability limits in those jurisdictions than the limits set forth in the 1976 Convention. Finally, some jurisdictions are not a party to either the 1976 Convention or the Protocol of 1996, and, therefore, a shipowner’s rights to limit liability for maritime pollution in such jurisdictions may be uncertain.

In some areas of regulation the EU has introduced new laws without attempting to procure a corresponding amendment to international law. Notably, the EU adopted in 2005 a directive, as amended in 2009, on ship-source pollution, imposing criminal sanctions for pollution not only where pollution is caused by intent or recklessness (which would be an offence under the International Convention for the Prevention of Pollution from Ships, or MARPOL), but also where it is caused by “serious negligence.” The concept of “serious negligence” may be interpreted in practice to be little more than ordinary negligence. The directive could therefore result in criminal liability being incurred in circumstances where it would not be incurred under international law. Criminal liability for a pollution incident could not only result in us incurring substantial penalties or fines, but may also, in some jurisdictions, facilitate civil liability claims for greater compensation than would otherwise have been payable.

We maintain insurance coverage for each owned vessel in our fleet against pollution liability risks in the amount of $1.0 billion in the aggregate for any one event. The insured risks include penalties and fines as well as civil liabilities and expenses resulting from accidental pollution. However, this insurance coverage may be subject to exclusions, deductibles and other terms and conditions. If any liabilities or expenses fall within an exclusion from coverage, or if damages from a catastrophic incident exceed the aggregate liability of $1.0 billion for any one event, our cash flow, profitability and financial position would be adversely impacted.

We are subject to vessel security regulations and we incur costs to comply with adopted regulations. We may be subject to costs to comply with similar regulations that may be adopted in the future in response to terrorism.

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004, and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security (ISPS) Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid International Ship Security Certificate (ISSC) that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We will implement the various security measures addressed by the MTSA, SOLAS and the ISPS Code and take measures for our vessels or vessels that we charter to attain compliance with all applicable security requirements within the prescribed time periods. Although management does not believe these additional requirements will have a material financial impact on our operations, there can be no assurance that there will not be an interruption in operations to bring vessels into compliance with the applicable requirements and any such interruption could cause a decrease in charter revenues. Furthermore, additional security measures could be required in the future that could have significant financial impact on us.

Our international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.

Our international operations could expose us to trade and economic sanctions or other restrictions imposed by the United States or other governments or organizations, including the United Nations, the European Union and its member countries. Under economic and trading sanctions laws, governments may seek to impose modifications to business practices, and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions.

In recent months, the scope of sanctions imposed against the government of Iran and persons engaging in certain activities or doing certain business with and relating to Iran has been expanded by a number of jurisdictions, including the United States, the European Union and Canada. In particular, the United States has enacted new legislation which imposed new sanctions that specifically restrict shipping refined petroleum into Iran (our tankers do not engage in the activities specifically identified by these sanctions). There has also been an increased focus on economic and trade sanctions enforcement that has led recently to a significant number of penalties being imposed against shipping companies.

We are monitoring developments in the United States, the European Union and other jurisdictions that maintain sanctions programs, including developments in implementation and enforcement of such sanctions programs. Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could prevent our tankers from calling on ports in sanctioned countries or could limit their cargoes. If any of the risks described above materialize, it could have a material adverse impact on our business and results of operations.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of vessels, delays in the loading, offloading or delivery and the levying of customs, duties, fines and other penalties.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our future customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, and results of operations.

A failure to pass inspection by classification societies could result in our vessels becoming unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in operating cash flows.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and with SOLAS. A vessel must undergo an annual survey, an intermediate survey and a special survey. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessel. If any of our vessels fail any annual survey, intermediate survey, or special survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on our revenues due to the loss of revenues from such vessel until it was able to trade again.

The operation of ocean-going vessels entails the possibility of marine disasters including damage or destruction of a vessel due to accident, the loss of a vessel due to piracy, terrorism or political conflict, damage or destruction of cargo and similar events that are inherent operational risks of the tanker industry and may cause a loss of revenue from affected vessels and damage to our business reputation and condition, which may in turn lead to loss of business.

The operation of ocean-going vessels entails certain inherent risks that may adversely affect our business and reputation. Our vessels and their cargoes are at risk of being damaged or lost due to events such as:

•	damage or destruction of vessel due to marine disaster such as a collision;

•	the loss of a vessel due to piracy and terrorism;

•	cargo and property losses or damage as a result of the foregoing or less drastic causes such as human error, mechanical failure and bad weather;

•	environmental accidents as a result of the foregoing;

•	business interruptions and delivery delays caused by mechanical failure, human error, acts of piracy, war, terrorism, political action in various countries, stowaways, labor strikes, potential government expropriation of our vessels or adverse weather conditions; and

•	other events and circumstances.

In addition, increased operational risks arise as a consequence of the complex nature of the crude oil tanker industry, the nature of services required to support the industry, including maintenance and repair services, and the mechanical complexity of the tankers themselves. Damage and loss could arise as a consequence of a failure in the services required to support the industry, for example, due to inadequate dredging. Inherent risks also arise due to the nature of the product transported by our vessels. Any damage to, or accident involving, our vessels while carrying crude oil could give rise to environmental damage or lead to other adverse consequences. Each of these inherent risks may also result in death or injury to persons, loss of revenues or property, higher insurance rates, damage to our customer relationships, delay or rerouting.

Any of these circumstances or events could substantially increase our costs. For instance, if our vessels or vessels that we charter suffer damage, they may need to be repaired at a dry-docking facility. The costs of dry-dock repairs are unpredictable and can be substantial. We may have to pay dry-docking costs that insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, could decrease our revenues and earnings substantially, particularly if a number of vessels are damaged or dry-docked at the same time. The involvement of our vessels or vessels that we charter in a disaster or delays in delivery or damages or loss of cargo may harm our reputation as a safe and reliable vessel operator and cause us to lose business. Our vessels could be arrested by maritime claimants, which could result in the interruption of business and decrease revenue and lower profitability.

Some of these inherent risks could result in significant damage, such as marine disaster or environmental incidents, and any resulting legal proceedings may be complex, lengthy, costly and, if decided against us, any of these proceedings or other proceedings involving similar claims or claims for substantial damages may harm our reputation and have a material adverse effect on our business, results of operations, cash flow and financial position. In addition, the legal systems and law enforcement mechanisms in certain countries in which we operate may expose us to risk and uncertainty. Further, we may be required to devote substantial time and cost defending these proceedings, which could divert attention from management of our business. Crew members, tort claimants, claimants for breach of certain maritime contracts, vessel mortgagees, suppliers of goods and services to a vessel, shippers of cargo and other persons may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages, and in many circumstances a maritime lien holder may enforce its lien by “arresting” a vessel through court processes. Additionally, in certain jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest not only the vessel with respect to which the claimant’s lien has arisen, but also any “associated” vessel owned or controlled by the legal or beneficial owner of that vessel. If any vessel ultimately owned and operated by us is “arrested,” this could result in a material loss of revenues, or require us to pay substantial amounts to have the “arrest” lifted.

Any of these factors may have a material adverse effect on our business, financial conditions and results of operations.

The smuggling of drugs or other contraband onto our vessels may lead to governmental claims against us.

We expect that our vessels will call in ports in South America and other areas where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent our vessels are found with contraband, whether inside or attached to the hull of our vessel and whether with or without the knowledge of any of our crew, we may face governmental or other regulatory claims which could have an adverse effect on our business, results of operations, cash flows and financial condition.

Acts of piracy on ocean-going vessels have increased recently in frequency and magnitude, which could adversely affect our business.

The shipping industry has historically been affected by acts of piracy in regions such as the South China Sea and the Gulf of Aden. Beginning in 2008 and continuing through 2009, acts of piracy saw a steep rise, particularly off the coast of Somalia in the Gulf of Aden. One of the most significant examples of the increase in piracy came in November 2008 when the M/V Sirius Star, a crude oil tanker that was not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth approximately $100 million. Additionally, in December 2009, the M/V Navios Apollon, a vessel owned by our affiliate, Navios Partners, was seized by pirates off the coast of Somalia while transporting fertilizer from Tampa, Florida to Rozi, India. The Navios Apollon was released on February 27, 2010. If these piracy attacks result in regions (in which our vessels are deployed) being characterized by insurers as “war risk” zones or Joint War Committee (“JWC”) “war and strikes” listed areas, premiums payable for such insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. In addition, while we believe the charterer would remain liable for charter payments when a vessel is seized by pirates, the charterer could dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We or the charterer may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against any of our vessels or vessels we charter, or an increase in cost, or unavailability of insurance for any of our vessels or vessels we charter, could have a material adverse impact on our business, financial condition, results of operations and cash flows. Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Terrorist attacks, increased hostilities or war could lead to further economic instability, increased costs and disruption of our business.

Terrorist attacks, such as the attacks in the United States on September 11, 2001 and the United States’ continuing response to these attacks, the attacks in London on July 7, 2005, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets, including the energy markets. The continuing conflicts in Iraq and Afghanistan and other current and future conflicts, may adversely affect our business, operating results, financial condition, ability to raise capital and future growth. Continuing hostilities in the Middle East may lead to additional armed conflicts or to further acts of terrorism and civil disturbance in the United States or elsewhere, which may contribute further to economic instability.

In addition, oil facilities, shipyards, vessels, pipelines and oil and gas fields could be targets of future terrorist attacks. Any such attacks could lead to, among other things, bodily injury or loss of life, vessel or other property damage, increased vessel operational costs, including insurance costs, and the inability to transport oil and other refined products to or from certain locations. Terrorist attacks, war or other events beyond our control that adversely affect the distribution, production or transportation of oil and other refined products to be shipped by us could entitle our customers to terminate our charter contracts, which would harm our cash flow and our business.

Terrorist attacks on vessels, such as the October 2002 attack on the M/V Limburg, a very large crude carrier not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility and turmoil in the financial markets in the United States and globally. Any of these occurrences could have a material adverse impact on our revenues and costs.

Governments could requisition vessels of a target business during a period of war or emergency, resulting in a loss of earnings.

A government could requisition a business’ vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although a target business would be entitled to compensation in the event of a requisition of any of its vessels, the amount and timing of payment would be uncertain.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our ability to obtain financing required to acquire vessels or new businesses. Furthermore, such a disruption would adversely affect our results of operations, financial condition and cash flows.

The United States and other parts of the world are exhibiting volatile economic trends. For example, the credit markets worldwide and in the U.S. have experienced significant contraction, de-leveraging and reduced liquidity, and the U.S. federal government, state governments and foreign governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Securities and Exchange Commission (the “SEC”), other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws. Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the U.S. and the rest of the world has resulted in reduced access to credit worldwide. Due to the fact that we would possibly cover all or a portion of the cost of any new vessel acquisition with debt financing, such uncertainty could hamper our ability to finance such acquisitions.

In addition, the economic slowdown in the Asia-Pacific region has markedly reduced demand for shipping services and has decreased shipping rates, which may adversely affect our results of operations and financial condition. Currently, the economies of China, Japan, other Pacific Asian countries and India are the main driving force behind the development in seaborne transportation. Reduced demand from such economies has driven decreased rates and vessel values.

We could face risks attendant to changes in economic environments, changes in interest rates, and instability in certain securities markets, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the U.S. and worldwide could adversely affect a target business or impair our ability to borrow amounts under any future financial arrangements. The current market conditions may last longer than we anticipate. These recent and developing economic and governmental factors could have a material adverse effect on our results of operations, financial condition or cash flows.

Because international tanker companies often generate most or all of their revenues in U.S. dollars but incur a portion of their expenses in other currencies, exchange rate fluctuations could cause us to suffer exchange rate losses, thereby increasing expenses and reducing income.

We engage in worldwide commerce with a variety of entities. Although our operations may expose us to certain levels of foreign currency risk, our transactions may be predominantly U.S. dollar-denominated. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, decreasing our income. For example, for the six month period ended June 30, 2010, the value of the U.S. dollar increased by approximately 17.3% as compared to the Euro. A greater percentage of our transactions and expenses in the future may be denominated in currencies other than U.S. dollar. As part of our overall risk management policy, we will attempt to hedge these risks in exchange rate fluctuations from time to time. We may not always be successful in such hedging activities and, as a result, our operating results could suffer as a result of un-hedged losses incurred as a result of exchange rate fluctuations.

Labor interruptions and problems could disrupt our business.

Certain of our vessels are manned by masters, officers and crews that are employed by third parties. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, results of operations, cash flow and financial condition.

The market value of our vessels that we have acquired or may acquire in the future may fluctuate, which could limit the amount of funds that we can borrow, cause us to fail to meet certain financial covenants in our credit facilities and adversely affect our ability to purchase new vessels and our operating results.

The market value of tankers has been volatile. Vessel values may fluctuate due to a number of different factors, including: general economic and market conditions affecting the shipping industry; competition from other shipping companies; the types and sizes of available vessels; the availability of other modes of transportation; increases in the supply of vessel capacity; the cost of newbuildings; governmental or other regulations; prevailing charter rates; the age of the vessel; and the need to upgrade secondhand vessels as a result of charterer requirements, technological advances in vessel design or equipment or otherwise. In addition, as vessels grow older, they generally decline in value. To the extent that we incur debt that is secured by any of our vessels, if the market value of such vessels declines, we may be required to prepay a portion of these secured borrowings.

If the market value of our vessels decreases, we may breach some of the covenants contained in the financing agreements relating to our indebtedness at the time. The credit facilities contain covenants including maximum total net liabilities over total net assets (effective in general after delivery of the vessels), minimum net worth (effective after delivery of the vessels, but in no case later than 2013) and loan to value ratio covenants applicable after delivery of the vessels initially of 117.65% or lower. If we breach any such covenants in the future and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our vessels. In addition, if the book value of a vessel is impaired due to unfavorable market conditions, we would incur a loss that could have a material adverse effect on our business, financial condition and results of operations.

If for any reason we sell any of our vessels at a time when prices are depressed, we could incur a loss and our business, financial condition and results of operations could be adversely affected. Conversely, if vessel values are elevated at a time when we wish to acquire additional vessels, the cost of acquisition may increase and this could materially adversely affect our business, financial condition and results of operations.

Risks Relating to the Acquisition of the VLCC Vessels

The indemnity may be inadequate to cover any damages.

The Securities Purchase Agreement for the VLCC vessels has a cap on indemnity obligations, subject to certain exceptions, of $58.7 million. Although we have done substantial due diligence with respect to the acquisition, there can be no assurance that there will not be undisclosed liabilities or other matters not discovered in the course of such due diligence and the $58.7 million indemnity may be inadequate to cover these or other damages related to breaches of such agreement. In addition, as there are approximately 1,378,122 shares available in escrow, it may be difficult to enforce an arbitration award for any damages in excess of such amount.

A large proportion of the revenue from the VLCC vessels is derived from a Chinese state-owned company, and changes in the economic and political environment in China or in Chinese relations with other countries could adversely affect our ability to continue this customer relationship.

DOSCO, a wholly-owned subsidiary of the Chinese state-owned COSCO, charters four of the seven VLCC vessels (including the newbuilding). Changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, could restrict DOSCO’s ability to continue its relationship with us. If DOSCO becomes unable to perform under its charter agreements with us, we could suffer a loss of revenue that could materially adversely affect our business, financial condition, and results of operations. In addition, we may have limited ability in Chinese courts to enforce any awards for damages that we may suffer if DOSCO were to fail to perform its obligations under our charter agreements.

One of the vessels is subject to a mutual sale provision between the subsidiary that owns the vessel and the charterer of the vessel, which, if exercised, could reduce the size of our fleet and reduce our future revenue.

Shinyo Ocean is subject to a mutual sale provision whereby we or the charterer can request the sale of the vessel provided that a price can be obtained that is at least $3,000,000 greater than the agreed depreciated value of the vessel as set forth in the charter agreement. If this provision is exercised, we may not be able to obtain a replacement vessel for the price at which the vessel is sold. In such a case, the size of our fleet would be reduced and we may experience a reduction in our future revenue.

Risks Relating to Our Relationship with Navios Holdings and Its Affiliates

Navios Holdings has limited recent experience in the crude oil, product and chemical tanker sectors.

A wholly-owned subsidiary of Navios Holdings oversees the commercial, technical and administrative management of our fleet. Navios Holdings is a vertically-integrated seaborne shipping and logistics company with over 55 years of operating history in the shipping industry, which held approximately 62.1% of our shares of common stock as of the date of this prospectus. Other than with respect to South American operations, Navios Holdings has limited recent experience in the crude oil, chemical and product tanker sectors.

Such limited experience could cause Navios Holdings or the Navios Holdings’ subsidiary to make decisions that a more experienced operator in the sector might not make. If Navios Holdings or the Navios Holdings’ subsidiary is not able to properly assess or ascertain a particular aspect of the crude oil, product or chemical tanker sectors, it could have a material adverse affect on our operations. Further, there can be no assurance that Navios Holdings will continue to own over 50% of our shares of common stock, which could also have a material adverse affect on our business.

Navios Holdings may compete directly with us, causing certain officers to have a conflict of interest.

Angeliki Frangou and Ted C. Petrone are each officers and/or directors of both Navios Holdings and Navios Acquisition. We operate in the crude oil, product and chemical tanker sectors of the shipping industry, and although Navios Holdings does not currently operate in those sectors, there is no assurance it will not enter them. If it does, we may compete directly with Navios Holdings for business opportunities.

Navios Holdings, Navios Partners and Navios Acquisition share certain officers and directors who may not be able to devote sufficient time to our affairs, which may affect our ability to conduct operations and generate revenues.

Angeliki Frangou and Ted C. Petrone are each officers and/or directors of both Navios Holdings and Navios Acquisition, and Ms. Frangou is an officer and director of Navios Partners. As a result, demands for our officers’ time and attention as required from Navios Acquisition, Navios Partners and Navios Holdings may conflict from time to time and their limited devotion of time and attention to our business may hurt the operation of our business.

Navios Holdings, our affiliate, Angeliki Frangou, our Chairman and Chief Executive Officer, and certain of our officers and directors collectively control a substantial interest in us, and, as a result, may influence certain actions requiring stockholder vote.

Navios Holdings, our affiliate, Angeliki Frangou, our Chairman and Chief Executive Officer, and certain of our officers and directors beneficially own, in the aggregate, 66.9% of our issued and outstanding shares of common stock (such percentage does not include warrant ownership), which permits them to influence the outcome of effectively all matters requiring approval by our stockholders at such time, including the election of directors and approval of significant corporate transactions. The interests of Ms. Frangou and our officers and directors may be different from your interests. Furthermore, if Navios Holdings and Ms. Frangou or an affiliate ceases to hold a minimum of 30% of our common stock then we will be in default under our credit facilities.

Risks Relating to Our Indebtedness

We may not be able to access our debt financing, which may affect our ability to make payments with respect to our vessels.

Our ability to borrow amounts under our current and future credit facilities will be subject to the satisfaction of customary conditions precedent and compliance with terms and conditions included in the loan documents, including a minimum liquidity financial covenant, and to circumstances that may be beyond our control such as world events, economic conditions, the financial standing of the bank or its willingness to lend to shipping companies such as us. Prior to each drawdown, we will be required, among other things, to provide our lenders with satisfactory evidence that certain conditions precedent have been met. To the extent that we are not able to satisfy these requirements, including as a result of a decline in the value of our vessels, we may not be able to draw down the full amount under certain of our credit facilities without obtaining a waiver or consent from the respective lenders.

Servicing debt will limit funds available for other purposes, including capital expenditures.

As of September 20, 2010, we had fully financed the $1,044.7 million total acquisition price of our 13 product and chemical tankers and seven VLCC tankers with:

•	$844.3 million of debt ($638.9 million incurred as of the closing of the Product and Chemical Tanker Acquisition and VLCC vessel acquisition),

•	$11.0 million by the issuance of Navios Acquisition common shares to the Seller in connection with the acquisition of VLCC tankers and

•	$189.4 million in cash ($140.0 million paid as of the closing of the acquisition of the VLCC owning subsidiaries).

Of these amounts, we have $254.8 million remaining to be paid prior to delivery of the remaining vessels in our current fleet, for which we have $205.4 million of available debt financing and approximately $49.4 million of cash available for this purpose. For nine of the 12 of our vessels which are under construction, we have vessel specific credit facilities in place to fund remaining payments thereon. We have $131.2 million remaining payments relating to the Shinyo Kieran to be delivered in the second quarter of 2011 and the two LR1 vessels to be delivered in the fourth quarter of 2011. We expect to fund these payments through a combination of cash-on-hand, borrowings under our revolving facility and a term loan facility of up to $90.0 million for which we have received a commitment letter. This commitment described above is subject to certain conditions, including our reaching agreement with the lenders on definitive documentation for the loan, and there can be no assurance that we will enter into this facility, or we would need to enter into another credit facility. We are required to dedicate a portion of our cash flow from operations to pay the interest on our debt. These payments limit funds otherwise available for working capital expenditures and other purposes. We have not yet determined whether to purchase additional vessels or incur debt in the near future for additional vessel acquisitions. If we are unable to service our debt, it could have a material adverse effect on our financial condition and results of operations.

We will have substantial indebtedness and may incur substantial additional indebtedness, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make debt service payments.

As a result of our recent investments, we are highly leveraged. We may also increase the amount of our indebtedness in the future. The terms of our credit facilities do not prohibit us from doing so. Our substantial indebtedness could have important consequences to stockholders.

Because of our substantial indebtedness:

•	our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, vessel or other acquisitions or general corporate purposes may be impaired in the future;

•	if new debt is added to our existing debt levels, the related risks that we now face would increase and we may not be able to meet all of our debt obligations;

•	a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes, and there can be no assurance that our operations will generate sufficient cash flow to service this indebtedness;

•	we will be exposed to the risk of increased interest rates because our borrowings under the credit facilities will be at variable rates of interest;

•	it may be more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions;

•	we may be at a competitive disadvantage compared to our competitors with less debt or comparable debt at more favorable interest rates and, as a result, we may not be better positioned to withstand economic downturns;

•	our ability to refinance indebtedness may be limited or the associated costs may increase; and

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins or our business.

The agreements and instruments governing our indebtedness will contain restrictions and limitations that could significantly impact our ability to operate our business.

Our credit facilities impose certain operating and financial restrictions on us.

These restrictions may limit our ability to:

•	incur or guarantee additional indebtedness;

•	create liens on our assets;

•	make investments;

•	engage in mergers and acquisitions;

•	redeem capital stock;

•	make capital expenditures;

•	change the management of our vessels or terminate the management agreements we have relating to our vessels;

•	enter into long-term charter arrangements without the consent of the lender; and

•	sell any of our vessels.

Therefore, we will need to seek permission from our lenders in order to engage in some corporate and commercial actions that we believe would be in the best interest of our business, and a denial of permission may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. Our lenders’ interests may be different from our interests or the interests of our stockholders, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interest. Any future credit agreement may include similar or more restrictive restrictions.

Our credit facilities contain requirements that the value of the collateral provided pursuant to the credit facilities must equal or exceed by a certain percentage the amount of outstanding borrowings under the credit facilities and that we maintain a minimum liquidity level. In addition, our credit facilities contain additional restrictive covenants. It is an event of default under our credit facilities if such covenants are not complied with or if Navios Holdings, Ms. Angeliki Frangou, our Chairman and Chief Executive Officer, and their affiliates cease to hold a minimum percentage of our issued stock. Our ability to comply with the covenants and restrictions contained in our credit facilities may be affected by economic, financial and industry conditions and other factors beyond our control. If we are unable to repay indebtedness, the lenders under our credit facilities could proceed against the collateral securing that indebtedness. In any such case, we may be unable to borrow under our credit facilities and may not be able to repay the amounts due under our credit facilities. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent. Our ability to comply with these covenants in future periods will also depend substantially on the value of our assets, our charter rates, our success at keeping our costs low and our ability to successfully implement our overall business strategy. Any future credit agreement or amendment or debt instrument may contain similar or more restrictive covenants.

Our ability to generate the significant amount of cash needed to service our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control.

We will use cash to pay the principal and interest on our indebtedness. These payments limit funds otherwise available for working capital, capital expenditures, vessel acquisitions and other purposes. As a result of these obligations, our current liabilities may exceed our current assets. We may need to take on additional indebtedness as we expand our fleet, which could increase our ratio of indebtedness to equity. The need to service our indebtedness may limit funds available for other purposes and our inability to service indebtedness in the future could lead to acceleration of our indebtedness and foreclosure on our owned vessels.

Our credit facilities mature on various dates through 2020. In addition, borrowings under certain of the credit facilities have amortization requirements prior to final maturity. As a result, we may be required to refinance any outstanding amounts under these facilities. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of indebtedness and the indebtedness incurrence restrictions imposed by the agreements governing our indebtedness, as well as prevailing market conditions. We could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our indebtedness service and other obligations.

Our credit facilities and any future indebtedness may restrict our ability to dispose of assets and use the proceeds from any such dispositions. If we do not reinvest the proceeds of asset sales in our business (in the case of asset sales of non-collateral with respect to such indebtedness) or in new vessels or other related assets that are mortgaged in favor of the lenders under our credit facilities (in the case of assets sales of collateral securing), we may be required to use the proceeds to repurchase senior indebtedness. We cannot assure you we will be able to consummate any asset sales, or if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet indebtedness service obligations when due.

Most of our credit facilities require that we maintain loan to collateral value ratios in order to remain in compliance with the covenants set forth therein. If the value of such collateral falls below such required level, we would be required to either prepay the loans or post additional collateral to the extent necessary to bring the value of the collateral as compared to the aggregate principal amount of the loan back to the required level. We cannot assure you that we will have the cash on hand or the financing available to prepay the loans or have any unencumbered assets available to post as additional collateral. In such case, we would be in default under such credit facility and the collateral securing such facility would be subject to foreclosure by the applicable lenders.

Moreover, certain of our credit facilities are secured by vessels currently under construction pursuant to shipbuilding contracts. Because we rely on these facilities to finance the scheduled payments as they come due under the shipbuilding contracts, it is possible that any default under such a facility would result, in the absence of other available funds, in default by us under the associated shipbuilding contract. In such a case, our rights in the related newbuild would be subject to foreclosure by the applicable creditor. In addition, a payment default under a shipbuilding contract would give the shipyard the right to terminate the contract without any further obligation to finish construction and may give it rights against us for having failed to make the required payments.

An increase or continuing volatility in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability, earnings and cash flow.

Amounts borrowed under our term loan facilities bear an average interest at a margin of 278 basis points above LIBOR. LIBOR has been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. We may also incur indebtedness in the future with variable interest rates. As a result, an increase in market interest rates would increase the cost of servicing our indebtedness and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial indebtedness. Because the interest rates borne by our outstanding indebtedness may fluctuate with changes in LIBOR, if this volatility were to continue, it could affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

The international nature of our operations may make the outcome of any bankruptcy proceedings difficult to predict.

We are incorporated under the laws of the Republic of the Marshall Islands and our subsidiaries are also incorporated under the laws of the Republic of the Marshall Islands, the Cayman Islands, Hong Kong, the British Virgin Islands and certain other countries other than the United States, and we conduct operations in countries around the world. Consequently, in the event of any bankruptcy, insolvency or similar proceedings involving us or one of our subsidiaries, bankruptcy laws other than those of the United States could apply. We have limited operations in the United States. If we become a debtor under the United States bankruptcy laws, bankruptcy courts in the United States may seek to assert jurisdiction over all of our assets, wherever located, including property situated in other countries. There can be no assurance, however, that we would become a debtor in the United States or that a United States bankruptcy court would be entitled to, or accept, jurisdiction over such bankruptcy case or that courts in other countries that have jurisdiction over us and our operations would recognize a United States bankruptcy court’s jurisdiction if any other bankruptcy court would determine it had jurisdiction.

We are incorporated in the Republic of the Marshall Islands, a country that does not have a well-developed body of corporate law, which may negatively affect the ability of public stockholders to protect their interests.

Our corporate affairs are governed by our amended and restated articles of incorporation and bylaws, and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA are intended to resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Stockholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, public stockholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling stockholders of Navios Acquisition and its subsidiaries than would stockholders of a corporation incorporated in the State of Delaware or other United States jurisdiction.

We and our subsidiaries are incorporated in the Republic of the Marshall Islands and in other non-U.S. jurisdictions, and certain of our and their officers and directors are non-U.S. residents. Although you may bring an original action in the courts of the Marshall Islands or obtain a judgment against us, our directors or our management in the event you believe your rights have been infringed, it may be difficult to enforce judgments against us, our directors or our management.

We and our subsidiaries are organized under the laws of the Republic of the Marshall Islands and in other non-U.S. jurisdictions, and all of our assets are located outside of the United States. Our business is operated primarily from our offices in Piraeus, Greece. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us or our affiliates for a cause of action arising under Marshall Islands law, it may impracticable for you to do so.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), 50% of the gross shipping income of a vessel-owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States is characterized as U.S.-source shipping income and such income is subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the treasury regulations promulgated thereunder (“Treasury Regulations”). In general, the exemption from U.S. federal income taxation under Section 883 of the Code provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations, it will not be subject to the net basis and branch profit taxes or the 4% gross basis tax described below on its U.S.-source international transportation income.

We expect that we and each of our vessel-owning subsidiaries will qualify for this statutory tax exemption and we will take this position for U.S. federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to U.S. federal income tax on our U.S.-source income.

If we or our vessel-owning subsidiaries are not entitled to this exemption under Section 883 for any taxable year, we or our subsidiaries would be subject for those years to a 4% U.S. federal income tax on our or its U.S.-source shipping income. The imposition of this taxation could have a negative effect on our business and would result in decreased earnings.

Since we are a foreign private issuer, we are not subject to certain SEC regulations that companies incorporated in the United States would be subject to.

We are a “foreign private issuer” within the meaning of the rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States public companies including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information; and

•	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer’s equity securities within less than six months).

Because of these exemptions, our stockholders will not be afforded the same protections or information generally available to investors holding shares in public companies organized in the United States.

We may choose to redeem our outstanding warrants included in the units sold in our initial public offering at a time that is disadvantageous to our warrant holders.

We may redeem the warrants issued as part of our units sold in our initial public offering at any time after the warrants become exercisable in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $13.75 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption; provided, however, a current registration statement under the Securities Act of 1933, as amended (the “Securities Act”) relating to the shares of our common stock underlying the warrants is then effective. Redemption of the warrants could force the warrant holders: (i) to exercise the warrants and pay the exercise price therefore at a time when it may be disadvantageous for the holders to do so; (ii) to sell the warrants at the then-current market price when they might otherwise wish to hold the warrants; or (iii) to accept the nominal redemption price that, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants. We may not redeem any warrant if it is not exercisable.

Registration rights held by our initial stockholders may have an adverse effect on the market price of our common stock.

Our initial stockholders are entitled to demand that we register the resale of their shares purchased prior to our initial public offering and the shares of common stock underlying their founding warrants at any time after they are released from escrow, which, except in limited circumstances, will not be before May 28, 2011, the first year anniversary of the consummation of our initial vessel acquisition. If such stockholders exercise their registration rights with respect to all of their shares, there will be an additional 6,325,000 shares of common stock eligible for trading in the public market. In addition, Navios Holdings, which purchased sponsor units and sponsor warrants in our private placement in June 2008, is entitled to demand the registration of the securities underlying the 6,325,000 sponsor units (12,650,000 shares of common stock after giving effect to recent exercise of the 6,325,000 sponsor warrants underlying the sponsor units) and 7,600,000 sponsor warrants, which have been exercised into 7,600,000 shares of common stock, at any time. If all of these stockholders exercise their registration rights with respect to all of their shares of common stock, there will be an additional 20,250,000 shares of common stock eligible for trading in the public market. The presence of these additional shares may have an adverse effect on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “believe”, “expect”, “anticipate”, “intends”, “estimate”, “forecast”, “project”, “plan”, “potential”, “will”, “may”, “should”, “expect” and similar expressions identify forward-looking statements.

The forward-looking statements in this document are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, changes in demand in the dry-bulk shipping industry, changes in the Company’s operating expenses, including bunker prices, dry docking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, and other important factors described from time to time in the reports filed by the Company with the Securities and Exchange Commission.

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2010:

June 30, 2010
(Expressed in
thousands of
U.S. Dollars
except share data)

Long-term debt	$158,986

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 21,603,601 shares issued and outstanding	$2
Additional paid-in-capital	144,706
Accumulated Deficit	(2,207)

Total stockholders’ equity	142,501

Total capitalization	$301,487

PRICE RANGE OF OUR SECURITIES

Our common stock and warrants are currently traded on the New York Stock Exchange under the symbols “NNA” and “NNA.WS” respectively, and on September 17, 2010, the last reported sales prices of our common stock and warrants were $5.62 per share and $1.33 per share, respectively. We also have a current trading market for our units. One unit consists of one share of our common stock and one warrant, with each warrant entitling the holder to purchase one share of common stock at an exercise price of $7.00. Our units also trade on the New York Stock Exchange under the symbol “NNA.U”, and the last reported sales price of the units on September 17, 2010 was $8.31 per share.

The following tables set forth, for the periods indicated, the reported high and low quoted closing prices per share of our units, common stock and warrants.

			Price Range		Price Range
	Price Range Units		Common Stock		Warrants
Year Ended	High	Low	High	Low	High	Low

December 31, 2009	$10.55	$8.61	$9.90	$8.57	$0.81	$0.16
December 31, 2008 **	$10.20	$8.40	$9.40	$8.08	$1.05	$0.14

(b)	For the two most recent full financial years and any subsequent period: the high and low market prices for each financial quarter:

	Units		Common Stock		Warrants
Quarter Ended	High	Low	High	Low	High	Low

September 30, 2010 (through September 17, 2010)	$8.81	$8.31	$6.85	$5.60	$1.41	$1.00
June 30, 2010 *	$11.54	$8.81	$9.95	$6.38	$1.58	$0.64
March 31, 2010	$10.32	$10.11	$9.90	$9.79	$0.68	$0.45
December 31, 2009	$10.55	$9.73	$9.90	$9.61	$0.76	$0.52
September 30, 2009	$10.05	$9.64	$9.60	$9.37	$0.81	$0.40
June 30, 2009	$9.47	$9.10	$9.36	$9.03	$0.48	$0.18
March 31, 2009	$9.20	$8.61	$9.07	$8.57	$0.20	$0.16
December 31, 2008	$9.20	$8.40	$8.70	$8.08	$0.44	$0.14

(c)	For the most recent six months: the high and low market prices for each month:

	Units		Common Stock		Warrants
Month Ended	High	Low	High	Low	High	Low

September 30, 2010 (through September 17, 2010)	$8.35	$8.31	$5.91	$5.60	$1.31	$1.31
August 31, 2010	$8.57	$8.56	$6.40	$5.64	$1.41	$1.29
July 31, 2010	$8.81	$8.57	$6.85	$5.82	$1.40	$1.00
June 30, 2010 *	$9.10	$8.81	$6.84	$6.38	$1.24	$1.04
May 31, 2010	$11.54	$9.10	$9.78	$6.56	$1.40	$1.15
April 30, 2010	$11.54	$10.26	$9.95	$9.84	$1.58	$0.64
March 31, 2010	$10.30	$10.11	$9.87	$9.82	$0.68	$0.59

(*)	The Company completed its initial vessel acquisition on May 28, 2010. Prior to such date, the Company was not an operating company and, accordingly, prices prior to such date may not be meaningful.
(**)	Period beginning July 1, 2008.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of September 17, 2010, 41,910,572 shares of common stock were outstanding, held by eight holders of record. No shares of preferred stock are currently outstanding. As of September 17, 2010, 6,037,994 public warrants are outstanding.

Units

Public stockholders’ units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $7.00 per share.

Sponsor units

Our initial stockholders owned 6,325,000 sponsor units. Each sponsor unit consisted of one share of common stock and one warrant. As a result of the recently completed public warrant program and subsequent exercise in September 2010, of all the warrants underlying the sponsor units, were exercised and no longer exist.

Common stock

Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or conversion provisions applicable to the common stock.

Preferred stock

Our amended and restated articles of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. On September 16, 2010, we designated 3,000 shares of preferred stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The Series A Preferred Stock does not have any voting rights and may be converted into common stock at any time after distribution at a conversion price of $35.00 per share of common stock. Any shares of Series A Preferred Stock remaining outstanding on December 31, 2015 shall automatically convert into shares of common stock at a conversion price of $25.00 per share of common stock. On September 17, 2010, the 3,000 shares of Series A Preferred Stock were issued but will only be distributed in trenches of 300 shares every six months commencing in June 30, 2011 and ending on December 31, 2015, such that the shares of Series A Preferred Stock, and the shares of common stock underlying them, will only be eligible for transfer upon distribution to the holder.

Warrants

Warrants issued as part of public units

Each warrant issued in connection with the initial public offering entitles the registered holder to purchase one share of our common stock at a price of $7.00 per share, subject to adjustment as discussed below. As a result of our recently completed warrant program, 19,262,006 warrants were exercised, and, as of September 17, 2010, 6,037,994 of the public warrants were outstanding.

The outstanding warrants will expire on June 25, 2013 at 5:00 p.m., Eastern Standard Time, or earlier upon redemption.

We may redeem the outstanding warrants at any time:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $13.75 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

In addition, we may not call the warrants for redemption unless the shares of common stock underlying the warrants purchased as part of the units in our initial public offering are covered by an effective registration statement and a current prospectus from the date of the call notice through the date fixed for redemption.

The terms of our warrants, including the exercise price and the duration of the exercise period thereof, as well as any other term whose amendment may adversely affect the interest of the registered warrantholders, may be amended with the prior written consent of each of the underwriters of our initial public offering and the registered holders of a majority of the then-outstanding warrants.

We have established these criteria to provide warrant holders with a reasonable premium to the initial warrant exercise price as well as a reasonable cushion against a negative market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we call the warrants for redemption, each warrant holder shall then be entitled to exercise their warrant prior to the date scheduled for redemption; however, there can be no assurance that the price of the common stock will exceed the call trigger price or the warrant exercise price after the redemption call is made.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us.

If we call the warrants for redemption as described above, we will have the option to require all holders that exercise warrants thereafter to do so on a “cashless basis,” although the public stockholders are not eligible to do so at their own option. Otherwise, a public warrant may only be exercised for cash. In the event we choose to require a “cashless exercise,” each exercising holder must pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation or other similar event. However, the warrants will not be adjusted for issuances of common stock at a price below their exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement entered into in connection with the initial public offering, we agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire and be worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Sponsor warrants

In a private placement prior to our initial public offering, we sold Navios Holdings 7,600,000 sponsor warrants, at $1.00 per warrant, to purchase 7,600,000 shares of our common stock at a per-share exercise price of $7.00. As a result of, and subsequent to, the recently completed public warrant program, all of the 7,600,000 sponsor warrants were exercised into 7,600,000 shares of common stock and no longer exist.

Registration Rights

Pursuant to a registration rights agreement between us and our initial stockholders entered into in connection with the initial public offering, the holders of the sponsor units (and the common stock and warrants comprising such units and the common stock issuable upon exercise of such warrants), the sponsor warrants (and the common stock issuable upon exercise of such warrants) and any shares of common stock purchased in connection with the business combination are entitled to three demand registration rights, “piggy-back” registration rights and short-form resale registration rights, (which, in the case of the sponsor units, do not commence until November 24, 2010). In addition, in connection with the issuance of 1,894,918 shares of common stock pursuant to the acquisition of seven vessels completed on September 10, 2010, we granted registration rights for such shares. We are obligated to use our reasonable efforts to cause a resale registration statement to become effective by December 9, 2010. We will bear the expenses incurred in connection with any such registration statements other than underwriting discounts or commissions for shares not sold by us.

Dividends

We have not paid any dividends on our common stock to date. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends is within the discretion of our board of directors. In addition, the terms of our Credit Agreements permit distribution of up to 50% of net profits without our lenders’ consent.

Transfer Agent and Warrant Agent

The transfer agent for Navios Acquisition’s securities and warrant agent for Navios Acquisition’s warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate and working capital purposes.

We have not determined the amounts we plan to spend for any particular purpose or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations, if any, relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock;

•	preferred stock;

•	warrants to purchase common stock; and/or

•	debt securities.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

COMMON STOCK

Each share of common stock would entitle the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock would be entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of common stock would not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock, when issued, will be fully paid and non-assessable. The rights, preferences and privileges of holders of common stock will be subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

PREFERRED STOCK

The board of directors has the right, without the consent of holders of common stock, to designate and issue one or more series of preferred stock, which may be convertible into common stock at a ratio determined by the board. A series of preferred stock may bear rights superior to common stock as to voting, dividends, redemption, distributions in liquidation, dissolution, or winding up, and other relative rights and preferences. The board may set the following terms of any series preferred stock, and a prospectus supplement will specify these terms for each series offered:

•	the number of shares constituting the series and the distinctive designation of the series;

•	dividend rates, whether dividends are cumulative, and, if so, from what date; and the relative rights of priority of payment of dividends;

•	voting rights and the terms of the voting rights;

•	conversion privileges and the terms and conditions of conversion, including provision for adjustment of the conversion rate;

•	redemption rights and the terms and conditions of redemption, including the date or dates upon or after which shares may be redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	sinking fund provisions for the redemption or purchase of shares;

•	rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority of payment; and

•	any other relative powers, preferences, rights, privileges, qualifications, limitations and restrictions of the series.

If, upon any voluntary or involuntary liquidation, dissolution or winding up of the company, the assets available for distribution to holders of preferred stock are insufficient to pay the full preferential amount to which the holders are entitled, then the available assets will be distributed ratably among the shares of all series of preferred stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect to each series.

Holders of preferred stock will not be entitled to preemptive rights to purchase or subscribe for any shares of any class of capital stock of the corporation. The preferred stock will, when issued, be fully paid and nonassessable. The rights of the holders of preferred stock will be subordinate to those of our general creditors.

WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

General

We may issue warrants for the purchase of common stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus in an amount as required by applicable law. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number if warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. EST on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

The debt securities we may offer and sell pursuant to this prospectus will be either senior debt securities or subordinated debt securities. We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of any series of debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be made;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion of any material or special United States federal income tax considerations applicable to the notes;

•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common units or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common units or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•	extending the fixed maturity of the series of notes;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•	reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•	issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any notes on any interest payment date to the person in whose name the notes, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the Republic of Marshall Islands, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass the payment or notice along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is the responsibility of the holders.

Special Considerations for Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “Legal Ownership of Securities” above;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

Reeder & Simpson P.C., Marshall Islands counsel, will provide us with an opinion as to the legal matters in connection with the securities we are offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of Rothstein Kass & Company, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Government Filings

As required by the Securities Act, we filed a registration statement on Form F-3 relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

We are subject to the informational requirements of the Exchange Act, applicable to foreign private issuers. We, as a “foreign private issuer”, are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we anticipate filing with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also anticipate furnishing quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 75 days after the end of such quarter.

You may read and copy any document we file or furnish with the SEC at reference facilities at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

Documents may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and corresponding reports by our independent registered public accounting firm, and intend to furnish quarterly reports containing selected unaudited financial data for the first three quarters of each fiscal year. The audited financial statements will be prepared in accordance with United States generally accepted accounting principles and those reports will include a “Operating and Financial Review and Prospects” section for the relevant periods. As a “foreign private issuer”, we are exempt from the rules under the Securities Exchange Act of 1934 prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rule of the NYSE, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition as a “foreign private issuer”, we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

This prospectus is only part of a Registration Statement on Form F-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules,

•	without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site or our web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•	Annual Report on Form 20-F for the year ended December 31, 2009 filed on January 29, 2010;

•	Report on Form 6-K filed on April 8, 2010;

•	Report on Form 6-K filed on April 12, 2010;

•	Report on Form 6-K filed on April 26, 2010;

•	Report on Form 6-K filed on May 4, 2010;

•	Report on Form 6-K filed on May 24, 2010;

•	Report on Form 6-K filed on May 27, 2010;

•	Report on Form 6-K filed on June 4, 2010;

•	Report on Form 6-K filed on July 21, 2010;

•	Report on Form 6-K filed on July 22, 2010;

•	Report on Form 6-K filed on July 26, 2010;

•	Report on Form 6-K filed on July 27, 2010;

•	Report on Form 6-K filed on July 29, 2010;

•	Report on Form 6-K filed on August 6, 2010;

•	Report on Form 6-K filed on August 24, 2010;

•	Report on Form 6-K filed on September 2, 2010;

•	Report on Form 6-K filed on September 8, 2010;

•	Report on Form 6-K filed on September 10, 2010; and

•	Report on Form 6-K filed on September 15, 2010.

•	The description of our common stock contained in our Form 8-A filed on June 19, 2008.

•	All subsequent reports on Form 20-F shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus but before the termination of the offering by this prospectus.

•	Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the forms expressly state that we incorporate them by reference in this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Vasiliki (Villy) Papaefthymiou
Secretary
Navios Maritime Acquisition Corporation
85 Akti Miaouli Street
Piraeus, Greece 185 38
Telephone: (011) +30-210-4595000

ENFORCEABILITY OF CIVIL LIABILITIES AND
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands. A majority of the directors, officers and the experts named in the prospectus reside outside the United States. In addition, a substantial portion of the assets and the assets of the directors, officers and experts are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon Navios Acquisition or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against Navios Acquisition or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

6,000,000 Shares

Navios Maritime Acquisition Corporation

Common Stock

PROSPECTUS SUPPLEMENT

Citi

Wells Fargo Securities

S. Goldman Advisors LLC

          , 2010